SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.)

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

MASTERCARD INCORPORATED

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(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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(MASTERCARD LOGO)
March 25, 2005
Dear Stockholder:
      The 2005 Annual Meeting of Stockholders of MasterCard Incorporated will be held on Monday, May 9, 2005, at 11:00 a.m. (local time) at the MasterCard Incorporated Headquarters, 2000 Purchase Street, Purchase, New York. A notice of the meeting, a proxy card and a proxy statement containing information about the matters to be acted upon are enclosed. You are cordially invited to attend.
      All holders of record at the close of business on March 18, 2005 of the Company’s outstanding shares of class A redeemable common stock and class B convertible common stock will be entitled to vote at the Annual Meeting, at which you will be asked to elect persons to serve on the Global Board of Directors and to approve the MasterCard International Incorporated Senior Executive Annual Incentive Compensation Plan and the MasterCard International Incorporated Senior Executive Incentive Plan. It is important that your shares be represented at the meeting. Accordingly, we request that you promptly sign, date and return the enclosed proxy card in the accompanying postage-paid envelope or authorize the individuals named on your proxy card to vote your interests by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card.

Very truly yours,

-s- Robert W. Selander
Robert W. Selander
President and Chief Executive Officer

MASTERCARD INCORPORATED
2000 Purchase Street
Purchase, New York 10577

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS
To be held on May 9, 2005

To the Stockholders of MasterCard Incorporated:
      The 2005 Annual Meeting of Stockholders of MasterCard Incorporated (the “Company”) will be held on Monday, May 9, 2005, at 11:00 a.m. (local time) at the MasterCard Incorporated Headquarters, 2000 Purchase Street, Purchase, New York, to:

1. Elect persons to serve on the Global Board of Directors;

2. Approve the MasterCard International Incorporated Senior Executive Annual Incentive Compensation Plan;

3. Approve the MasterCard International Incorporated Senior Executive Incentive Plan; and

4. Act on any other business which may properly come before the Annual Meeting or any adjournment thereof.
      The close of business on March 18, 2005 has been fixed as the record date for determining those Stockholders entitled to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting. A list of eligible Stockholders of record as of the close of business on the record date will be available at the Annual Meeting for examination by any Stockholder or the Stockholder’s attorney or agent. Please note that by delivering a proxy to vote at the Annual Meeting, you are also granting a proxy voting in favor of any adjournments of the Annual Meeting.
      Whether or not you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy card in the accompanying postage-paid envelope or authorize the individuals named on your proxy card to vote your interests by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card. If you attend the meeting, you may vote in person, which will revoke any signed proxy you have already submitted. You may also revoke your proxy at any time before the meeting by notifying us in writing.
      If you intend to attend the Annual Meeting in person, kindly notify the Secretary of the Company in writing at the address set forth below under “Introduction — Solicitation of Proxies.” Failure to notify the Secretary will not disqualify you from attending the Annual Meeting in person.
      The Company must receive your proxy card by 5:00 p.m., New York time, on Friday, May 6, 2005.
      A copy of the Company’s 2004 Annual Report to Stockholders is enclosed herewith.

By Order of the Global Board of Directors

-2- Noah J. Hanft
Noah J. Hanft
Secretary
Purchase, New York
March 25, 2005
      Your vote is very important. Please complete, sign, date and promptly return the enclosed proxy card in the envelope provided or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card.

INTRODUCTION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL 1
ELECTION OF DIRECTORS
PROPOSAL 2
APPROVAL OF THE MASTERCARD INTERNATIONAL INCORPORATED SENIOR EXECUTIVE ANNUAL INCENTIVE COMPENSATION PLAN
PROPOSAL 3 APPROVAL OF THE MASTERCARD INTERNATIONAL INCORPORATED SENIOR EXECUTIVE INCENTIVE PLAN
COMMITTEES OF THE GLOBAL BOARD OF DIRECTORS
ATTENDANCE AT MEETINGS
STOCKHOLDER COMMUNICATIONS WITH THE GLOBAL BOARD OF DIRECTORS
EXECUTIVE OFFICERS OF THE COMPANY
EXECUTIVE COMPENSATION
CUMULATIVE TOTAL RETURN March 31, 2003 to December 31, 2004
REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
AUDITORS SERVICES AND FEES
AUDIT COMMITTEE REPORT
OTHER MATTERS
APPENDIX A
APPENDIX B
APPENDIX C

i

MASTERCARD INCORPORATED
2000 Purchase Street
Purchase, New York 10577
March 25, 2005

PROXY STATEMENT

INTRODUCTION
      Voting Procedures. This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Global Board of Directors of MasterCard Incorporated (the “Company”) for use at the 2005 Annual Meeting of Stockholders of the Company to be held on Monday, May 9, 2005 at 11:00 a.m. (local time), or any adjournment thereof (the “Annual Meeting”). The Company expects to mail this Proxy Statement and the accompanying proxy card on or about March 25, 2005 to the holders of record as of the close of business on March 18, 2005 (the “Record Date”) of the Company’s class A redeemable and class B convertible common stock (the “Stockholders”).
      If a Stockholder attends the Annual Meeting in person or sends a representative to the meeting with a signed and notarized proxy, that Stockholder may vote or its representative may vote on its behalf. Stockholders unable to attend the Annual Meeting can ensure that their votes are cast at the meeting by signing and dating the enclosed proxy card and returning it in the envelope provided or by authorizing the individuals named on the proxy card to vote their shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the proxy card. When a proxy card is returned properly signed and dated or a Stockholder’s vote is authorized by telephone or Internet, the vote of the Stockholder will be cast in accordance with the instructions on the proxy card or authorized by telephone or Internet. If a Stockholder does not return a signed proxy card, authorize its vote by telephone or Internet or attend the meeting in person or by representative and vote, no vote will be cast on behalf of that Stockholder. The enclosed proxy card indicates on its face the number of shares of class A redeemable common stock and class B convertible common stock registered in the name of each Stockholder at the close of business on March 18, 2005.
      Stockholders are urged to mark the box on the proxy card to indicate how their vote is to be cast. If a Stockholder returns a signed proxy card but does not indicate on the proxy card how it wishes to vote on a proposal, the vote represented by the proxy card will be cast “FOR” such proposal.
      Pursuant to Section 212(c) of the Delaware General Corporation Law, Stockholders may validly grant proxies over the Internet. Your Internet vote authorizes the named proxies on the proxy card to vote your shares in the same manner as if you had returned your proxy card. In order to vote over the Internet, visit the Company’s Internet voting website at http://proxy.georgeson.com and, when prompted, enter the “Company Number” and “Control Number” that have been assigned to you and indicated on your proxy card. By then following the instructions on your computer screen you will be able to complete the voting process.
      Any Stockholder who executes and returns a proxy card or authorizes its vote by telephone or by Internet may revoke the proxy at any time before it is voted by:

•	notifying in writing Noah J. Hanft, Secretary of MasterCard Incorporated, at 2000 Purchase Street, Purchase, New York 10577;

•	executing and returning a subsequent proxy;

•	subsequently authorizing the individuals named on its proxy card to vote its interests by calling the toll-free telephone number or by using the Internet as described in the instructions included with its proxy card; or

•	appearing in person or by representative with a signed proxy and voting at the Annual Meeting.

      Attendance in person or by representative at the Annual Meeting will not in and of itself constitute revocation of a proxy. If you intend to attend the Annual Meeting in person, kindly notify the Secretary of the Company in writing at the address set forth below under “Introduction — Solicitation of Proxies.” Failure to notify the Secretary will not disqualify you from attending the Annual Meeting in person.
      General. Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted as follows:
      FOR the election of the nominees for director named below;
      FOR the approval of the MasterCard International Incorporated Senior Executive Annual Incentive Compensation Plan; and
      FOR the approval of the MasterCard International Incorporated Senior Executive Incentive Plan.
      In the event a Stockholder specifies a different choice on the proxy, that Stockholder’s shares will be voted in accordance with the specification so made.
      The Company’s 2004 Annual Report (the “Annual Report”), which includes the Company’s Form 10-K for the year ended December 31, 2004 as filed with the Securities and Exchange Commission (the “SEC”), has been distributed to Stockholders in connection with this solicitation. A copy of the Company’s Form 10-K for the year ended December 31, 2004 also will be available through the Company’s website at http://www.mastercardintl.com. A copy of the Company’s Annual Report will be furnished upon request by writing to the Secretary of the Company at the address set forth below under “Introduction — Solicitation of Proxies.”
      Solicitation of Proxies. The Company will bear the costs of solicitation of proxies, including the cost of preparing, printing and mailing this proxy statement. In addition to the solicitation of proxies by use of the mail, proxies may be solicited from Stockholders by directors, officers, employees and agents of the Company in person or by telephone, facsimile or other appropriate means of communication. The Company has engaged Georgeson Shareholder Communications Inc. to solicit proxies on behalf of the Company. The anticipated cost of Georgeson Shareholder’s services is estimated to be approximately $30,000.00 plus reimbursement of reasonable out-of-pocket expenses. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to directors, officers and employees of the Company in connection with the solicitation. Any questions or requests for assistance regarding this proxy statement and related proxy materials may be directed to:
           MasterCard Incorporated
           Office of the Corporate Secretary
           2000 Purchase Street
           Purchase, New York 10577
           Attention: Noah J. Hanft
           Telephone: (914) 249-2000
           Facsimile: (914) 249-4262
      or
           Georgeson Shareholder Communications Inc.
           17 State Street
           10th Floor
           New York, New York 10004
           Telephone: (212) 440-9800
           Facsimile: (212) 440-9009
      Householding. The SEC has adopted rules that allow a company to deliver a single proxy statement or annual report to an address shared by two or more of its stockholders. This method of delivery, known as “householding,” permits the Company to realize significant cost savings and reduces the amount of duplicate information Stockholders receive. In accordance with notices sent to Stockholders sharing a single address, the Company is sending only one Annual Report and proxy statement to that address unless the Company has received contrary instructions from a Stockholder at that address. Any Stockholders who object to or wish to begin householding, may notify the Secretary of the Company orally or in writing at the telephone number or address, as applicable, set forth above. The Company will send an individual copy of the Annual Report and proxy statement to any stockholder who revokes its consent to householding within 30 days of the Company’s receipt of such revocation.
      The Voting Stock. The Company has two classes of voting stock outstanding: class A redeemable common stock and class B convertible common stock (together, the “Common Stock”). As of the Record Date, 84,000,000 shares of class A redeemable common stock and 16,000,000 shares of class B convertible common stock were outstanding. With respect to each matter to be voted on at the Annual Meeting, the class A redeemable common stock and the class B convertible common stock vote together as a single class, and each share of Common Stock entitles the holder thereof to one vote. However, no single Stockholder, together with its affiliates, may exercise voting power in excess of 7% of the outstanding shares of capital stock entitled to be voted in any election of directors. A majority of the votes cast at the Annual Meeting is required for the election of directors and the approval of the MasterCard International Incorporated Senior Executive Annual Incentive Compensation Plan and the MasterCard International Incorporated Senior Executive Incentive Plan.
      Voting Requirements. The presence in person or by proxy at the Annual Meeting of the holders of a majority of the shares of Common Stock outstanding and entitled to vote on the Record Date shall constitute a quorum.
      — Election of Directors. You may vote “for” or “withhold” with respect to any or all director nominees. Votes that are “withheld” will be excluded entirely from the vote and will have no effect on the outcome of the vote.
      — Approval of the MasterCard International Incorporated Senior Executive Annual Incentive Compensation Plan and the MasterCard International Incorporated Senior Executive Incentive Plan. You may vote “for,” “against” or “abstain” with respect to the adoption of either of these proposals. The affirmative vote of a majority of the votes cast must be voted “for” each proposal in order for the relevant plan to be adopted. Because an abstention is not treated as a vote “for” or “against,” it will have no effect on the outcome of the vote for either proposal.
      Stockholders Entitled to Vote. Only Stockholders of record on the Record Date are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
      To the knowledge of management, except as described below, no person beneficially owned more than five percent of any class of Common Stock as of the Record Date.

	Shares of Class A	Percent of Class A	Shares of Class B	Percent of Class B	Percent of Total
	Redeemable	Redeemable	Convertible	Convertible	Outstanding
	Common Stock	Common Stock	Common Stock	Common Stock	Common Stock
Name and Address of	Beneficially	Beneficially	Beneficially	Beneficially	Beneficially
Beneficial Owner	Owned	Owned	Owned	Owned	Owned

JPMorgan Chase & Co.(1)(2)	9.85 million	11.7%	1.88 million	11.7%	11.7%
270 Park Avenue New York, NY 10017
Citigroup, Inc.(3)	5.23 million	6.2%	1.00 million	6.2%	6.2%
399 Park Avenue New York, NY 10043
Bank of America Corporation (4)	5.08 million	6.0%	.97 million	6.0%	6.0%
100 North Tryon Street Charlotte, NC 28255
EURO Kartensysteme GmbH(5)	4.39 million	5.2%	.84 million	5.2%	5.2%
Solmsstrasse 6 60486 Frankfurt/ Main Germany
Europay France S.A.S.(6)	4.22 million	5.0%	.80 million	5.0%	5.0%
44, rue Cambronne 75740 Paris Cedex 15 France

(1)	Based on a Schedule 13G/ A Information Statement filed on February 10, 2005, JPMorgan Chase & Co. shares voting power with respect to its Common Stock with its wholly owned subsidiaries, Chase Manhattan Bank USA, National Association, and JPMorgan Chase Bank, National Association. The Schedule 13G/ A indicated that JPMorgan Chase & Co. shares voting power with respect to 9,854,664 class A redeemable shares and 1,877,079 class B convertible shares of Common Stock.

(2)	The amended and restated certificate of incorporation of the Company provides that, in any vote for the election of directors, no stockholder, together with its affiliates, shall be entitled to exercise voting power in excess of 7% of the outstanding shares entitled to vote. Accordingly, MasterCard will not consider any shares voted by JPMorgan Chase & Co. in excess of 7.0 million with respect to Proposal 1 — Election of Directors.

(3)	Based on a Schedule 13G/ A Information Statement filed on February 11, 2005, Citigroup, Inc. shares investment and voting power with respect to its Common Stock with Citicorp, Citigroup Holdings Company and Citibank, N.A., its subsidiaries. The Schedule 13G/ A indicated that Citigroup, Inc., Citigroup Holdings Company, and Citicorp had shared voting and dispositive power with respect to 5,233,234 class A redeemable shares and 996,803 class B convertible shares of Common Stock. Citibank, N.A. had shared voting and dispositive power with respect to 4,766,618 class A redeemable shares and 877,925 class B convertible shares of Common Stock. Citigroup, Inc., Citicorp and Citibank, N.A. share the same address listed above. Citigroup Holdings Company’s address as indicated by the Schedule 13G/ A is One Rodney Square, Wilmington, DE 19801.

(4)	Bank of America Corporation’s Common Stock reflects the Common Stock held by its subsidiaries on a consolidated basis.

(5)	Based on a Schedule 13G Information Statement filed on March 4, 2004, EURO Kartensysteme GmbH has sole voting and dispositive power with respect to 4,385,734 class A redeemable shares and 835,397 class B convertible shares of Common Stock.

(6)	Based on a Schedule 13G Information Statement filed on February 13, 2004, Europay France S.A.S. has sole voting and dispositive power with respect to 4,224,803 class A redeemable shares and 804,724 class B convertible shares of Common Stock.
      To the best of the Company’s knowledge, each beneficial owner listed above, except for Citigroup, Inc., JPMorgan Chase & Co. and Bank of America Corporation has sole investment and sole voting power over the shares of Common Stock listed opposite its name. None of the directors or officers of the Company beneficially owns any of the voting power with respect to the shares of Common Stock to be voted at the Annual Meeting.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act 1934, as amended, requires the Company’s directors, executive officers and holders of more than 10% of Common Stock to file with the Securities and Exchange Commission reports regarding their ownership and change in ownership of Common Stock. According to the Company’s bylaws, only principal members of MasterCard International Incorporated (“MasterCard International”) may own shares of Common Stock; consequently, no executive officers or directors of the Company own shares of the Common Stock. In 2004, each of the following officers or directors filed a late report on Form 3 that disclosed that they did not own any Common Stock because of an administrative oversight by the Company: Bernd M. Fieseler, Iwao Iijima, Michel Lucas, Dato’ Tan Teong Hean, Lisa Wagner, Alexander Labak and W. Roy Dunbar.

PROPOSAL 1
ELECTION OF DIRECTORS
      The bylaws of the Company provide that during the three-year transition period beginning July 1, 2002 (the “Transition Period”):

•	one-third of the members of the Company’s Global Board of Directors will be representatives of the Company’s European stockholders;

•	one-third of the members of the Company’s Global Board of Directors will be representatives of the Company’s U.S. stockholders;

•	the President and Chief Executive Officer of the Company will be a director; and

•	the remaining directors will be apportioned among the representatives of stockholders from the Company’s other regions in accordance with the percentage of Common Stock owned by the stockholders of those regions.
      After the Transition Period, the President and Chief Executive Officer will continue to be a director and all other directors will be apportioned among the representatives of stockholders from the Company’s regions according to each region’s respective share of the Company’s outstanding Common Stock. The Company expects to implement this revision to the Global Board of Director’s structure, as required by the bylaws, at its 2006 Annual Meeting of Stockholders, which is its first Annual Meeting following the conclusion of the Transition Period.
      The bylaws of the Company also provide that no more than two representatives from any member of MasterCard International, including its affiliates and affiliate members, may serve on the Global Board of Directors. In addition, the Company’s amended and restated certificate of incorporation provides that no more than one-third of the Global Board of Directors may be representatives of stockholders from a single region.
      Nomination of Directors. The Company is a private share corporation whose stockholders are financial and other institutions that are principal members of MasterCard International, a Delaware non-stock corporation and the Company’s principal operating subsidiary. Pursuant to the Company’s bylaws, the Company’s directors must be selected from officers of member institutions of MasterCard International or must be individuals who are uniquely qualified to provide guidance as to the Company’s affairs, subject to certain limitations described in the bylaws. No director may serve on the Company’s Global Board of Directors if such director is also a director, officer, employee or consultant of any institution that is represented on the global board of directors or U.S. regional board of directors of a competitor of the Company. These bylaw requirements constitute the minimum qualifications that must be met by nominees to the Global Board of Directors. The Company’s directors are generally officers or representatives of the Company’s stockholders.
      Candidates for nomination to the Global Board of Directors are selected by the Nominating and Corporate Governance Committee (the “Committee”), based upon proposals made by each of the Company’s regional boards, which are composed of representatives of the Company’s stockholders, and upon consultation with the Company’s management (including the President and Chief Executive Officer). The Committee also considers director candidates recommended by individual stockholders. The Company has regional boards covering six geographical regions: United States, Canada, Europe, Asia/ Pacific, Latin America and the Caribbean, and South Asia, Middle East/ Africa. In making nominations, the bylaws of the Company require the Committee to seek, consistent with the qualifications required of directors described herein, to give the stockholders in each geographic region of the Company reasonable representation, taking into account, among other things, the number of shares of Common Stock owned by the stockholders in each region.
      The Committee also selects its own candidates for nomination to the Global Board of Directors. The President and Chief Executive Officer consults with the Committee and individual stockholders from time to time about candidates for nomination to the Global Board of Directors.

      In selecting nominees, the Committee typically considers the following factors, among others:

•	the experience and qualifications of the individual nominee, particularly in connection with the bankcard industry;

•	the seniority and decision-making authority of the nominee within his or her institution;

•	the region with which the nominee is associated;

•	whether the nominee is an officer of or otherwise represents a financial institution that is principally a card issuing or merchant acquiring member of MasterCard International;

•	the size of the financial institution of which the nominee is an officer or representative, the extent of such institution’s business with the Company (in terms of revenues, issuing volumes and/or acquiring volumes), and the degree of such institution’s relative dedication to the Company’s brands;

•	whether the financial institution of which the nominee is an officer or representative is of particular strategic importance to the Company;

•	the overall composition and diversity of the Global Board of Directors; and

•	the requirements of the Company’s bylaws described above.
      Because the size of stockholders and their dedication to the Company are important factors considered by the Committee, it is possible that a director associated with a stockholder whose business with the Company declines relative to others may not be proposed for reelection by the Committee. Similarly, officers of stockholders that make large and growing contributions to the Company’s revenues and transaction volumes are more likely to be considered for nomination to the Global Board of Directors. When considering the qualifications of a nominee, the Committee may take into account other factors such as strength of character, maturity of judgment, career specialization and the extent of international experience. The Committee also seeks individuals who may satisfy the definition of an “audit committee financial expert” under the rules of the SEC. For additional information on the nomination process, see the Company’s Corporate Governance Guidelines which are located on its website at http://www.mastercardintl.com.
      To nominate individuals for the 2006 Annual Meeting, stockholders may submit recommendations for nomination in writing to the Secretary of the Company at the address set forth above under “Introduction — Solicitation of Proxies” by the first deadline set forth herein for submitting proposals for the 2006 Annual Meeting. The Secretary will forward all bona fide recommendations received by such date to the Committee for its consideration. Stockholder recommendations should include: (i) a statement from the proposed nominee consenting to be named in the proxy statement and proxy card if selected and to serve on the Global Board of Directors if elected; (ii) a summary of the proposed nominee’s biographical data, including a description of the nominee’s qualifications under the guidelines described herein; (iii) a statement whether the proposed nominee has a material interest in any proceedings involving the Company; (iv) a description of the proposed nominee’s relationship with the stockholder, if any; and (v) information regarding whether the stockholder or the proposed nominee (or their affiliates) have any plans or proposals for the Company, including any plans or proposals to advance special interests not shared by the stockholders at large. The Committee may request such additional information from the nominee or the stockholder as it deems appropriate.
      At the 2005 Annual Meeting, 18 directors — six representatives of U.S. Stockholders, six representatives of European Stockholders, three representatives of Stockholders from the Asia/Pacific region, one representative of Canadian Stockholders, one representative of Stockholders from the Latin America and Caribbean region, and the President and Chief Executive Officer of the Company — are to be elected, each to serve until the Annual Meeting in 2006 or until his successor is elected and qualified. The directors elected will also constitute the board of directors of MasterCard International pursuant to that company’s bylaws.
      The 18 nominees for director are William F. Aldinger, Silvio Barzi, Donald L. Boudreau, Augusto M. Escalante, Richard D. Fairbank, Baldomero Falcones Jaquotot, Bernd M. Fieseler, Iwao Iijima, Michel

Lucas, Norman C. McLuskie, Siddharth N. Mehta, Robert W. Pearce, Michael T. Pratt, Robert W. Selander, Dato’ Tan Teong Hean, Jac Verhaegen, Lance L. Weaver and Robert B. Willumstad.
      The 18 nominees receiving the greatest number of votes cast by the Stockholders will be elected as directors of the Company. Votes withheld will be disregarded and will have no effect on the vote for directors. Except as stated in the following sentence, the persons specified on the enclosed proxy card intend to vote for the nominees listed below, each of whom has consented to being named in this Proxy Statement and to serving if elected. In the event that any nominee would be unable to serve, the persons designated as proxies reserve full discretion to vote for another person.
          The Global Board of Directors unanimously recommends a vote FOR all nominees.
      Nominees for Election to the Global Board of Directors. Each of the following nominees for election to the Global Board of Directors of the Company has been approved by the Committee. Other than the President and Chief Executive Officer of the Company, all nominees for directors are officers or former officers of Stockholders of the Company.
      Each of the nominees, except for Mr. Mehta, is standing for re-election and has served on the Global Board of Directors since the Annual Meeting in May 2004.

U.S. Representatives
      William F. Aldinger, age 57, is Chairman and Chief Executive Officer of HSBC North America Holdings Inc. Mr. Aldinger has served on the Global Board of Directors since June 2002 and was elected to the MasterCard International board of directors in 1998. He is a former member of MasterCard’s U.S. region board. Mr. Aldinger joined Household International in 1994, and prior to that time served in various positions at Wells Fargo Bank, including Vice Chairman. HSBC Holdings plc acquired Household International Inc. in 2003. Mr. Aldinger is a member of the boards of directors of Illinois Tool Works, Inc. and the Chicago Urban League Business Advisory Council. He is a member of the combined boards of directors of Children’s Memorial Medical Center/ Children’s Memorial Hospital and the Children’s Memorial Foundation located in Chicago. Mr. Aldinger is also a member of the board of trustees of Northwestern University and the J.L. Kellogg Graduate School of Management.
      Mr. Aldinger is expected to retire from HSBC in April 2005, at which time Mr. Mehta will become Chief Executive Officer of HSBC North America Holdings Inc. Mr. Aldinger is being nominated for election to a full term on the Global Board of Directors pursuant to section 2.b of Article IV of the bylaws of MasterCard Incorporated, which provides that directors shall be officers of MasterCard member institutions or individuals “otherwise uniquely qualified to provide guidance as to the Corporation’s affairs.”
      Donald L. Boudreau, age 64, is a director of the Company. Mr. Boudreau served as Chairman Emeritus and a non-voting advisory director of the Company from June 2002 until November 2004. He served on the MasterCard International board of directors since 1997 and was the Chairman of the MasterCard International board of directors from April 1998 to March 2001. Mr. Boudreau is a retired Vice Chairman of The Chase Manhattan Corporation and The Chase Manhattan Bank, where he was a member of the Executive Committee. Mr. Boudreau served in a variety of positions during his 40 year career at Chase, and most recently was responsible for all of Chase’s consumer and middle market businesses. Previously, Mr. Boudreau was at various times responsible for Chase’s international businesses, was Chief Administrative Officer of Chase’s corporate business, and was responsible for establishing and managing various risk management and compliance functions at Chase. Earlier in his career, Mr. Boudreau served as chief financial officer of Chase’s consumer business. Mr. Boudreau is a member of the board of trustees of the New York Presbyterian Hospital and of New York Presbyterian Hospital System, Inc. and serves as chairman of both of their audit committees.
      Richard D. Fairbank, age 54, is Chairman, Chief Executive Officer and President of Capital One Financial Corporation. Capital One, headquartered in McLean, Virginia, provides credit cards and a variety of other consumer lending and banking products through its subsidiaries in the United States and internationally.

Mr. Fairbank founded Capital One in 1988 as part of Virginia-based Signet Bank. He has served as Chairman and Chief Executive Officer of Capital One since it was spun off from Signet as an independent, public company in 1994. In addition, Mr. Fairbank serves as Chairman and Chief Executive Officer of Capital One Bank and Chairman of Capital One F.S.B., two of Capital One’s primary lending subsidiaries. Mr. Fairbank was first elected to the Global Board of Directors in 2003 and has served on MasterCard’s U.S. region board since 1995. He served as Chairman of MasterCard’s U.S. region board from 2002 to 2004.
      Siddharth N. Mehta, age 46, is Vice Chairman of HSBC Finance Corporation. Mr. Mehta was elected as a director to the Global Board of Directors on March 17, 2005 to fill a vacancy. Mr. Mehta oversees HSBC’s global credit card services, its North American consumer lending and mortgage services businesses and HSBC’s first mortgage operation. He is also responsible for corporate marketing, strategic planning and corporate development for HSBC North America Holdings Inc. and has responsibility for the strategic management of credit cards throughout the HSBC Group. Mr. Mehta joined Household International Inc. in 1998, which was acquired by HSBC Holdings plc in 2003. Prior to joining Household, Mr. Mehta served as a Senior Vice President at The Boston Consulting Group. Mr. Mehta has served on MasterCard’s U.S. region board since March 2000. Mr. Mehta serves on the board of international advisors for the Monterey, California, Institute of International Studies and is a member of the Financial Services Roundtable. He also serves on the board of advisors for the Myelin Repair Foundation.
      Lance L. Weaver, age 50, is Vice Chairman of MBNA America Bank, N.A. Mr. Weaver has served on the Global Board of Directors since June 2002 and was elected to the MasterCard International board of directors in 1997, where he served as Chairman from 2001 to 2003. Before joining MBNA America Bank in 1991, Mr. Weaver held various management positions with Wells Fargo and Citicorp/ Citibank. He is a director of MBNA America Bank and MBNA Information Services. He is a member of the Georgetown University Board of Directors and the Tower Hill School Board of Trustees.
      Robert B. Willumstad, age 59, is President and Chief Operating Officer of Citigroup. Mr. Willumstad served as Chairman and Chief Executive Officer of Citigroup’s Global Consumer Group from December 2000 to August 2003 and, as such, led all of Citigroup’s global consumer businesses including Credit Cards, Consumer Finance, and Retail Banking. Mr. Willumstad is Vice Chairman of the Global Board of Directors and has served on the Global Board of Directors and the MasterCard International board of directors since June 2002 and 1999, respectively. Mr. Willumstad was Chairman and CEO of Travelers Group Consumer Finance Services prior to the merger between Citicorp and Travelers Group in 1998. Mr. Willumstad joined Commercial Credit, now CitiFinancial, in 1987. Prior to joining Citigroup’s predecessor companies, Mr. Willumstad served in various positions with Chemical Bank for twenty years, last holding the position of President of Chemical Technologies Corporation. Mr. Willumstad also serves on the board of directors for the Financial Services Roundtable (FSR).

Europe Representatives
      Silvio Barzi, age 57, is Deputy General Manager of Unicredito Italiano and founder and Chief Executive Officer of Clarima Banca, a bank specializing in credit cards and consumer credit. Mr. Barzi was first elected to the Global Board of Directors in 2003 and serves on MasterCard’s Europe region board. Prior to joining Unicredito Italiano in 2000, Mr. Barzi was a Vice President at Booz Allen & Hamilton. From 1995 until 1998, he worked for the Credit Suisse-Winterthur Group, where he was responsible for the merger and integration of six Italian-based insurance companies. From 1981 to 1995, Mr. Barzi was a partner in the Italian office and a leader within the European Financial Institutions and Information Technology practices of McKinsey & Company. Mr. Barzi currently serves as a director at CartaSì, SinSys and Quercia Software.
      Baldomero Falcones Jaquotot, age 58, is Chairman of Europay España, S.A. and Chairman of the Global Board of Directors of the Company. He has been a member of the Global Board of Directors since June 2002 and the MasterCard International board of directors since 1997, and is a member of MasterCard’s Europe region board. Mr. Falcones joined Banco Urquijo, a predecessor of Banco Santander Central Hispano, in 1979 and has served as Senior Executive Vice President and a member of the Executive Committee of Banco Santander Central Hispano for fifteen years. Mr. Falcones also serves as Chairman of Sociedad Española de

Tarjetas Inteligentes and Santander Central Hispano, Seguros y Reaseguros, S.A. He is a director of Sistema 4B.
      Bernd M. Fieseler, age 44, is Managing Director and Member of the Executive Board of Deutscher Sparkassen-und Giroverband and is responsible for operating strategy. Mr. Fieseler has been a member of the Global Board of Directors since March 2004 and serves as a member of MasterCard’s Europe Region board and its executive committee. Before joining Deutscher Sparkassen- und Giroverband, he served as Director for Information and Operations for CC-Bank and was a member of the Executive Board of CC-Holding from 1997 until 2001. From 1995 to 1997, Mr. Fieseler was Director and Head of Organisation of BHF — Bank. Mr. Fieseler also serves as Chairman of the Board of EURO Kartensysteme Gmbh.
      Michel Lucas, age 65, is Général Manager of Banque Federative du Crédit Mutuel and Vice Chairman of Europay France S.A. Mr. Lucas has been a member of the Global Board of Directors since March 2004 and serves as Vice Chairman of MasterCard’s Europe region board. Mr. Lucas joined Confédération Nationale du Crédit Mutuel in 1971 and has held various positions since that time in political, technical and development areas. He is also a General Manager of Caisse Centrale du Crédit Mutuel and Groupe de Crédit Mutuel Centre Est Europe, and Chairman and General Manager of the Assurances du Crédit Mutuel. Mr. Lucas also serves as Chairman of the Board of Crédit Industriel et Commercial and is a board member of Banque de Tunisie, Caisses Dejardins and Banque Transaltantique.
      Norman C. McLuskie, age 60, is Chairman, Retail Direct of the Royal Bank of Scotland Group. Mr. McLuskie has been a member of the Global Board of Directors since June 2002 and was first elected to the MasterCard International board of directors in 2000. He also serves on MasterCard’s Europe region board. Mr. McLuskie joined Royal Bank of Scotland in 1982. Following the acquisition of Natwest by the Royal Bank of Scotland in March 2000, he was appointed Chief Executive of Retail Direct, a division of the Royal Bank of Scotland Group encompassing its card and consumer finance businesses, among others. Mr. McLuskie’s other directorships include: Deputy Chairman of Tesco Personal Finance, Director of RBS Insurance and a member of the Institute of Chartered Accountants of Scotland. Mr. McLuskie is also a fellow of the Chartered Institute of Bankers in Scotland.
      Jac Verhaegen, age 64, formerly a senior executive of Rabobank and a member of its Executive Board, has been a member of the Global Board of Directors since June 2002 and serves on MasterCard’s Europe region board. He joined Rabobank in 1979. He served as Deputy General Manager of Retail Banking until 1984 when he was appointed General Manager of the System Development Department. From 1989 to 1993, he was General Manager of Operations for Rabobank International. From 1993 to 1998, Mr. Verhaegen served as General Manager of Payment Services. From 1998 to 2001, Mr. Verhaegen was a member of the Managing Board, Local Banks Division of Rabobank.

Asia/Pacific Representatives
      Iwao Iijima, age 60, is Chairman of Orient Corporation. Mr. Iijima has been a member of the Global Board of Directors since March 2004 and serves on MasterCard’s Asia/ Pacific region board. From 1998 until 2003, Mr. Iijima served as Executive Vice President of the Orient Corporation. Prior to joining the Orient Corporation, Mr. Iijima served as Board Managing Director of Dai-ichi Kangyo Bank (currently Mizuho Corporate Bank & Mizhuho Bank) from June 1997.
      Dato’ Tan Teong Hean, age 61, is Chief Executive Director of Southern Bank Berhad. Dato’ Tan has been a member of the Global Board of Directors since March 2004. He is Chairman of MasterCard’s Asia/ Pacific region board and has been a member of the Asia/ Pacific region board since July 1997. Dato’ Tan serves as a board member of the Asean Finance Corporation Limited, Asean Supreme Fund Limited, Malaysian Industry-Government Group for High Technology, Cagamas Berhad (the National Mortgage Corporation, Malaysia) and Southern Finance Berhad. Dato’ Tan is a Global Counsellor to the Conference Board. He is a Fellow and Council Member of the Institute of Bankers Malaysia, and a Fellow of the Malaysian Institute of Directors and also sits on the Board of Trustees of the Malaysian Institute of Economic Research. He is also President of the Kuala Lumpur Angels Club.

      Michael T. Pratt, age 51, is Group Executive, Business and Consumer Banking, Westpac Banking Corporation. Mr. Pratt was first elected to the Global Board of Directors in 2003 and also serves on MasterCard’s Asia/Pacific region board. He is responsible for all of Westpac’s consumer and business banking business in Australia and for all operations of the Bank of Melbourne. Prior to joining Westpac in 2002, Mr. Pratt served as Chief Executive Officer, Australian Financial Services for National Australia Bank, where he was responsible for all retail operations in Australia. From 1998 to 2000, he served as Managing Director and Chief Executive Officer of Bank of New Zealand. He is a Fellow of the Australian Institute of Banking and Finance, a member of the Australian Institute of Directors, and a member of the Australian Institute of Management.

Canada Representative
      Robert W. Pearce, age 50, is President and Chief Executive Officer of the Personal and Commercial Client Group for Bank of Montreal, where he has worked for over twenty years. He has served on the Global Board of Directors since June 2002 and the MasterCard International board of directors since 1999. He previously served as Executive Vice President of North American Electronic Banking Services for Bank of Montreal and was responsible for Bank of Montreal’s MasterCard Cardholder and Merchant Services lines of business, Debit Card business, and Electronic Banking.

Latin America and the Caribbean Representative
      Augusto M. Escalante, age 55, is Deputy President, Consumer Products and Marketing Areas, Banco Nacional de Mexico, S.A. Mr. Escalante has been a member of the Global Board of Directors since June 2002 and was elected to the MasterCard International board of directors in 2001 after having previously served on the board from April 1998 to March 1999. He is also member of MasterCard’s Latin America and Caribbean region board, for which he formerly served as Chairman. Mr. Escalante joined Banco Nacional de Mexico in 1991. At Banco Nacional de Mexico, Mr. Escalante is responsible for all consumer products, both deposit and credit, and all marketing and advertising for the Financial Group of Banco Nacional de Mexico. He was previously Deputy President, Bank Card and Electronic Services Area, and Deputy President, Consumer Loans Area of Banco Nacional de Mexico.

President and CEO
      Robert W. Selander, age 54, is President and Chief Executive Officer of the Company. Mr. Selander has served on the Global Board of Directors since June 2002 and the MasterCard International board of directors since 1997. Mr. Selander also serves on the Company’s Policy and Operating Committees. Prior to his election as President and Chief Executive Officer of MasterCard, Mr. Selander was an Executive Vice President and President of the MasterCard International Europe, Middle East/ Africa and Canada regions. Before joining MasterCard in 1994, Mr. Selander spent two decades with Citicorp/Citibank, N.A. He currently serves as a director of Hartford Financial Services Group.

PROPOSAL 2
APPROVAL OF THE MASTERCARD INTERNATIONAL INCORPORATED SENIOR EXECUTIVE ANNUAL INCENTIVE COMPENSATION PLAN
          General
      The Compensation Committee of the Company’s Global Board of Directors (the “Compensation Committee”) adopted the MasterCard International Incorporated Senior Executive Annual Incentive Compensation Plan (the “Annual Plan”) on March 16, 2005, and directed that the Annual Plan be submitted to a vote of Stockholders at the Annual Meeting.
      Stockholders are asked to approve the adoption of the Annual Plan so that payments made under the Annual Plan that qualify as “performance-based” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), may be deductible by the Company for United States income tax purposes without regard to the $1 million limitation set forth in Section 162(m) if other requirements for deductibility are met. If Stockholders do not approve adoption of the Annual Plan, the Annual Plan provides that the Annual Plan will terminate without payment of any awards.
          Summary of the Annual Plan
      The following summary is qualified in its entirety by reference to the Annual Plan, a copy of which is attached to this Proxy Statement as Appendix A.
      Purpose. The purpose of the Annual Plan is to reward senior executives of the Company for successfully achieving performance goals that are in direct support of the Company’s corporate and business unit/regional goals.
      Awards. The Annual Plan authorizes grants of bonus awards payable only in cash. The maximum award payable to any participant with respect to any calendar year of the Company cannot exceed $6,000,000. The amounts that will be paid under the Annual Plan are not currently determinable.
      The following table shows the bonuses payable under the Annual Plan that would have been allocated to each of the following for the last completed fiscal year if the plan had been in effect: (1) the Company’s officers named below in “Executive Compensation — Summary Compensation”; (2) all current executive officer participants as a group; (3) all current directors who are not executive officers as a group; and (4) all employees, including all current officers who are not executive officers, as a group. Specific amounts that will be paid under the Annual Plan are not determinable at this time.

Name and Position	Dollar Value($)

Robert W. Selander	$2,813,000
President & CEO
Alan J. Heuer	$1,204,000
Chief Operating Officer
Jerry McElhatton	$525,000
President, Global Technology & Operations
Christopher D. Thom	$757,000
Chief Risk Officer
Noah J. Hanft	$556,000
General Counsel & Corporate Secretary
Executive Officers as a Group	$7,398,000
Non-Executive Director Group	$0
Non-Executive Officer Employee Group	$0
      Other than the President and Chief Executive Officer, none of the directors of the Company are eligible to participate in the Annual Plan. Rights of participants in the Annual Plan are unfunded and unsecured and, absent deferral under the MasterCard International Incorporated Deferral Plan, not subject to any trust or other segregation of assets.
      Administration. The Plan is administered by the Compensation Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof. The Compensation Committee (or, if not the Compensation Committee, then the subcommittee) is expected to consist solely of outside directors within the meaning of Section 162(m). References in this summary to the Compensation Committee are intended to include a subcommittee where relevant.
      Eligible Participants. An executive officer that is a member of the Company’s Policy Committee is eligible to be selected by the Compensation Committee to receive awards under the Annual Plan. As of the date of this vote, there are seven executive officers serving on the Company’s Policy Committee including the officers listed above.
      Payment and Deferral. Absent an election to defer, payments of awards are made no later than 2.5 months after the end of the applicable performance period. Awards under the Annual Plan are eligible for deferral by the participant under the MasterCard International Incorporated Deferral Plan.
      Determination of Performance and Limitations on Discretion. Prior to the payment of any award to a participant, the Annual Plan requires the Compensation Committee to certify in writing the level of performance attained for the performance period to which the award relates. The Compensation Committee will have no discretion to increase the amount of a participant’s maximum award that would otherwise be payable to the participant upon the achievement of specified levels of the performance targets established by the Compensation Committee. However, the Compensation Committee may exercise negative discretion to make an award to any participant for a performance period in an amount that is less than the maximum award.
      Performance Targets. The Annual Plan requires the Compensation Committee to establish performance targets for each performance period for which incentive compensation is payable under the Annual Plan. Performance periods generally will be one calendar year, but may be as short as 90 days. Performance targets for each performance period must be established while the outcome for that period is substantially uncertain, and are required to be established before or within certain time frames early in the performance period as defined in the Annual Plan and applicable regulations under Section 162(m).
      The performance targets will be based upon one or more of the following objective business criteria:

•	Revenue

•	Earnings (including earnings before interest, taxes, depreciation and amortization; earnings before interest and taxes; and earnings before or after taxes)

•	Operating income

•	Net income

•	Profit margins

•	Earnings per share

•	Return on assets

•	Return on equity

•	Return on invested capital

•	Economic value-added

•	Stock price

•	Gross dollar volume

•	Total shareholder return

•	Market share

•	Book value

•	Expense management

•	Cash flow
      These targets may relate to the Company, its affiliated employers, subsidiaries, or one or more of its divisions, regions, or units, or a combinations of such factors. The performance target results must be calculated without regard to extraordinary, unusual and/or non-recurring items that decrease earnings or other performance target results, and with regard to such extraordinary, unusual and/or non-recurring items that increase earnings or other performance target results.
      Change of Status. A participant in the Annual Plan who is terminated, demoted, transferred or otherwise ceases to be an executive officer at any time prior to the date an award is paid with respect to a performance period is not eligible to receive any award with respect to such performance period. However, in the case of death of a participant prior to the date an award is paid in respect of a performance period, the participant will receive a target award. In the case of disability of a participant, termination by the Company without cause, or termination by the participant with good reason before an award is paid, the participant will receive a portion of the target award, prorated based on the portion of the performance period that elapsed prior to such disability or termination of employment.
      Term. The Annual Plan, if approved, is effective as of January 1, 2005, with respect to awards granted on or after January 1, 2005.
      Amendment. The Global Board of Directors may amend, modify, suspend or terminate the Annual Plan at any time, provided that any amendment or modification must comply with all applicable laws and applicable requirements to maintain the exemption for performance-based compensation under Section 162(m) of the Code.
Federal Income and Employment Tax Consequences
      Under federal tax law currently in effect:

•	Participants in the Annual Plan will recognize in the year of payment ordinary income equal to the cash payment of an award, subject to applicable income and employment tax withholding by the Company. Absent a deferral election, under current guidance, awards under the Annual Plan will not be subject to Section 409A of the Code (“Section 409A”), which imposes restrictions on non-qualified deferred compensation arrangements. Moreover, in the event of a deferral, the MasterCard International Incorporated Deferral Plan will be operated in good faith compliance with Section 409A during 2005 and will be amended to comply with Section 409A, in the time and manner required under guidance issued under Section 409A. In the event of a deferral election, employment tax withholding by the Company will occur in the year the award would be paid, absent the deferral election, not at actual payment.

•	The Company expects that it will be entitled to claim a deduction for United States income tax purposes equal to the amount of ordinary income recognized by the participant without regard to the $1 million per year limit under Section 162(m) if the Annual Plan is approved by Stockholders and otherwise satisfies the requirements of Section 162(m) and other relevant provisions of the Code. Section 162(m) limits the deductibility of compensation paid to each of certain highly paid corporate executives to no more than $1 million per year except for qualified performance-based compensation defined in applicable tax regulations. Generally, the executives subject to this limit consist of individuals who, on the last day of the taxable year, are the chief executive officer or any of the four highest compensated officers (other than the President and Chief Executive Officer).
The Global Board of Directors unanimously recommends a vote “FOR” the MasterCard International Senior Executive Annual Incentive Compensation Plan.

PROPOSAL 3
APPROVAL OF THE MASTERCARD INTERNATIONAL INCORPORATED SENIOR EXECUTIVE
INCENTIVE PLAN
General
      The MasterCard International Executive Incentive Plan (the “EIP”) was first effective as of January 1999. The Compensation Committee approved the adoption of an amended version of the EIP, the MasterCard International Senior Executive Incentive Plan (the “Long-Term Plan”), applicable to certain senior executives of the Company, on March 16, 2005, and directed that the Long-Term Plan be submitted to a vote of Stockholders at the Annual Meeting.
      Stockholders are asked to approve the adoption of the Long-Term Plan so that payments made to senior executives of the Company under the SEIP that qualify as “performance-based” for purposes of Section 162(m) of the Code may be deductible by the Company for United States income tax purposes without regard to the $1 million limitation set forth in Section 162(m) if other requirements for deductibility are met. If stockholders do not approve adoption of the Long-Term Plan, the Long-Term Plan provides that the Long-Term Plan will terminate without payment of any awards.
Summary of the Long-Term Plan
      The following summary is qualified in its entirety by reference to the Long-Term Plan, a copy of which is attached to this Proxy Statement as Appendix B.
      Purpose. The purpose of the Long-Term Plan is to support the Company’s strategic commitment to attract, retain, and motivate senior executives of the Company and its affiliated employers by providing a long-term incentive opportunity that is based on the Company’s and/or affiliated employer’s achievement of their long-term performance goals.
      Awards. The Long-Term Plan authorizes grants of bonus awards payable only in cash. The maximum target award payable to any participant with respect to any three-year performance period cannot exceed $8,000,000. In the case of superior performance, the maximum cash payment to any participant for any three-year performance award cannot exceed $16,000,000. The amounts that will be paid under the Long-Term Plan are not currently determinable. The maximum bonus awards payable under the Long-Term Plan early in 2008 to the Company’s officers named below in “Executive Compensation — Summary Compensation” is $18,750,000 and to all executive officers as a group is $25,150,000. Rights of participants in the Long-Term Plan are no greater than the right of a general unsecured creditor of the Company.
      Administration. The Plan is administered by the Compensation Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof. The Compensation Committee (or, if not the Compensation Committee, then the subcommittee) is expected to consist solely of outside directors within the meaning of Section 162(m). References in this summary to the Compensation Committee are intended to include a subcommittee where relevant.
      Eligible Participants. An executive officer who is designated a member of the Company’s Policy Committee is eligible to be selected for participation in the Long-Term Plan. As of the date of this vote, there are seven executive officers serving on the Company’s Policy Committee. The Compensation Committee or the President and Chief Executive Officer may designate other employees as eligible for participation in the Long-Term Plan.
      Vesting. Unless otherwise provided in the grant made under the Long-Term Plan, to the extent a participant completes 1,000 hours of service in each year, awards vest over five years, with 26 2/3 percent vesting at the end of each of the first, second, and third years, and 20 percent vesting at the end of the fifth year. See “Change of Status” below, for information on vesting upon termination and change-in-control.
      Payment and Deferral. Absent an election to defer, payment with respect to the 80 percent of an award that vests over three years is made after certification of the performance results at the conclusion of the performance period. Payment of the final 20 percent of the award that vests after five years is made within

60 days of vesting. In the event of a voluntary termination other than by reason of disability, payment is not made until the end of a 120-day non-competition period. In the event of termination by reason of death, disability, termination by the Company without cause, termination by the executive with good reason, retirement (if such a provision is approved by the Internal Revenue Service), or a change-in-control, payments are made following the termination or change-in-control. Awards under the Long-Term Plan are also eligible for deferral by the participant under the MasterCard International Incorporated Deferral Plan.
      Determination of Performance and Limitations on Discretion. Prior to the payment of any award to a participant, the Long-Term Plan requires the Compensation Committee to certify in writing the level of performance attained for the performance period to which the award relates. The Compensation Committee may exercise negative discretion to make an award to any participant for a performance period in an amount that is less than the maximum bonus award payable on attainment of the level of performance certified.
      Performance Targets. The Long-Term Plan requires the Compensation Committee to establish performance targets for each performance period for which incentive compensation is payable under the Long-Term Plan. Performance periods generally will be three calendar years, but may be as short as 90 days. Performance targets for each performance period must be established while the outcome for that period is substantially uncertain, and are required to be established before or within certain time frames early in the performance period as defined in the Long-Term Plan and applicable regulations under Section 162(m). Unless otherwise provided, performance targets will be established at threshold, target, and superior levels, with $50 per unit payable on threshold performance, $100 per unit payable on target performance, and $200 per unit payable on superior performance. The Long-Term Plan permits awards to be valued based on interpolation in the event the performance achieved is between performance levels.
      The performance targets will be based upon one or more of the following objective business criteria:

•	Revenue

•	Earnings (including earnings before interest, taxes, depreciation and amortization; earnings before interest and taxes; and earnings before or after taxes)

•	Operating income

•	Net income

•	Profit margins

•	Earnings per share

•	Return on assets

•	Return on equity

•	Return on invested capital

•	Economic value-added

•	Stock price

•	Gross dollar volume

•	Total shareholder return

•	Market share

•	Book value

•	Expense management

•	Cash flow
      These targets may relate to the Company, its affiliated employers, subsidiaries, or one or more of its divisions, regions, or units, or a combinations of such factors. The performance target results must be calculated without regard to extraordinary, unusual and/or non-recurring items that decrease earnings or other performance target results, and with regard to such extraordinary, unusual and/or non-recurring items that increase earnings or other performance target results.
      Change of Status. Upon termination of a participant’s employment, the participant generally will forfeit unvested awards and will receive payment only for vested awards. Vested awards are forfeited if a participant is terminated for cause or terminates voluntarily other than by reason of disability and violates a non-competition provision during the 120 days after termination. Upon termination of employment by reason of death, disability, or retirement, unvested awards immediately vest. Upon a change-in-control, awards of participants who are parties to a change-in-control agreement immediately vest.
      Term. The Long-Term Plan, if approved, is effective as of January 1, 2005, with respect to awards granted on or after January 1, 2005.
      Amendment. The Long-Term Plan may be amended or terminated by the Global Board of Directors or the Compensation Committee at any time, for any reason and in any respect; provided, however, that no such amendment or termination of the Long-Term Plan will affect adversely any award previously granted without the written consent of the award recipient.
Federal Income and Employment Tax Consequences
      Under federal tax law currently in effect:

•	Participants in the Long-Term Plan will recognize in the year of payment ordinary income equal to the cash payment of an award, subject to applicable income and employment tax withholding by the Company. Both the Long-Term Plan and, in the event of a deferral, the MasterCard International Incorporated Deferral Plan, will be operated in good faith compliance with Section 409A during 2005 and will be amended to comply with section 409A, in the time and manner required under guidance issued under Section 409A. In the event of a deferral election, employment tax withholding by the Company will occur in the year the award would be paid, absent the deferral election, not at actual payment.

•	The Company expects that it will be entitled to claim a deduction for United States income tax purposes equal to the amount of ordinary income recognized by the participant without regard to the $1 million per year limit under Section 162(m) if the Long-Term Plan is approved by Stockholders and otherwise satisfies the requirements of Section 162(m) and other relevant provisions of the Code. Section 162(m) limits the deductibility of compensation paid to each of certain highly paid corporate executives to no more than $1 million per year except for qualified performance-based compensation defined in applicable tax regulation. Generally, the executives subject to this limit consist of individuals who, on the last day of the taxable year, are the chief executive officer or any of the four highest compensated officers (other than the chief executive officer).
The Global Board of Directors unanimously recommends a vote “FOR” the MasterCard International Incorporated Senior Executive Incentive Plan.

COMMITTEES OF THE GLOBAL BOARD OF DIRECTORS
      The Audit, Compensation and Nominating and Corporate Governance Committees of the Global Board of Directors are described below.
      Audit. The Audit Committee assists the Global Board of Directors in fulfilling its oversight responsibilities. Among other things, it reviews the activities, results and effectiveness of internal and external auditors, and appoints and confirms the independence of the external auditors. The Audit Committee also reviews the Company’s key risks and controls and its quarterly and annual financial statements. The Audit Committee operates under a written charter, a copy of which is attached hereto as Appendix C. The members of the Audit Committee are Messrs. McLuskie (Chairman), Falcones, Boudreau, Fieseler, and Pearce. The Audit Committee held seven meetings during 2004. No member of the Audit Committee simultaneously serves on the audit committees of more than three public companies.
      In 2003 the Global Board of Directors, acting upon the recommendation of the Audit Committee, determined that Mr. Boudreau’s experience and qualifications satisfied the definition of “audit committee financial expert” under the SEC rules. As described more fully below, the Global Board of Directors has not determined Mr. Boudreau to be independent under the rules of the New York Stock Exchange, the American Stock Exchange or NASDAQ.
      Compensation. The Compensation Committee establishes the compensation policies and criteria of the President and Chief Executive Officer and other executive officers of the Company. The members of the Compensation Committee are Messrs. Boudreau (Chairman), Falcones, Aldinger, Pearce and Weaver. The Compensation Committee held four meetings and acted by written consent once during 2004.
      Nominating and Corporate Governance. The Nominating and Corporate Governance Committee considers and nominates individuals to serve as directors of the Company and performs the other functions set forth in its charter, which is available to Stockholders through our website at http://www.mastercardintl.com. The members of the Nominating and Corporate Governance Committee are Messrs. Falcones (Chairman), Boudreau, Tan, Verhaegen, Weaver and Willumstad. The Nominating and Corporate Governance Committee held eight meetings during 2004.
      The Common Stock is not listed on any securities exchange or quoted on any dealer quotation system. Accordingly, neither the Global Board of Directors nor any Committee thereof is required to be comprised of a majority of (or in the case of Committees, composed exclusively of) independent directors, as defined in the SEC rules or the rules of the New York Stock Exchange, the American Stock Exchange or NASDAQ. The Global Board of Directors has not determined whether any directors of the Company are independent under these rules. Under the Company’s bylaws, voting directors other than the President and Chief Executive Officer are representatives of the Company’s stockholders, and generally serve as senior officers of these institutions. In turn, the Company’s stockholders are principal members of MasterCard International and, in this capacity, constitute the Company’s principal customers. Because the Company’s private share structure, as embodied in its bylaws, provides for extensive representation of the Company’s customers on the Global Board of Directors, the Company has not considered it appropriate to apply the independence standards applicable to public listed companies to its Global Board of Directors. Accordingly, Stockholders should not consider the Company’s directors (including directors serving on the Audit and Nominating and Corporate Governance Committees) to be independent under the rules of the New York Stock Exchange, the American Stock Exchange or NASDAQ.
ATTENDANCE AT MEETINGS
      Attendance at Meetings by Directors. The Global Board of Directors held four meetings during 2004. During 2004, each director, except for Messrs. Pratt, Aldinger and Willumstad, attended 75 percent or more of the aggregate of (a) the total number of meetings of the Global Board held during the period when he was a director and (b) the total number of meetings held by all Committees of the Global Board on which he served during the period when he was a director. The number of meetings held by each Committee during 2004 is set forth above.

      Executive Sessions. The Global Board of Directors holds regularly scheduled meetings in executive session without management present. The non-executive Chairman of the Global Board of Directors ordinarily presides at such sessions.
      Attendance at Annual Meetings. Historically, stockholders have participated in the Annual Meetings of the Company solely by proxy, and have not attended in person. For this reason, the Global Board of Directors has not established a policy encouraging directors to attend Annual Meetings. One member of the Global Board of Directors attended the 2004 Annual Meeting, and there were no stockholders present in person at that meeting.
STOCKHOLDER COMMUNICATIONS WITH THE GLOBAL BOARD OF DIRECTORS
      Stockholders and other third parties may send confidential communications directly to the Global Board of Directors by providing such communications in writing to the Secretary of the Company at the address set forth above under “Introduction — Solicitation of Proxies.” The Secretary, who is also the General Counsel of the Company, is responsible for keeping a docket of all communications received from stockholders of the Company and other third parties summarizing the nature of each communication. The docket must be disclosed to the Global Board of Directors at its next regularly scheduled meeting. Communications regarding accounting, internal accounting controls and auditing matters, including violations of the Company’s Supplemental Code of Ethics, are transmitted by the Secretary to the Audit Committee in accordance with the Company’s Whistleblower Procedures. The Company’s Whistleblower Procedures can be found on its website at http://www.mastercardintl.com. Communications (or a reasonable summary thereof) regarding director nominations and corporate governance matters are transmitted by the Secretary to the Nominating and Corporate Governance Committee. All other communications (or a reasonable summary thereof) are transmitted by the Secretary to the Audit Committee, which determines which communications are to be transmitted to the Global Board of Directors or to another Committee of the Global Board. If warranted, the Global Board of Directors or any of its Committees may take appropriate action in connection with a stockholder or third party communication.
EXECUTIVE OFFICERS OF THE COMPANY
      Biographies of the current executive officers of the Company (the “Executive Officers”) are set forth below, excluding Mr. Selander’s biography, which is included above. Each Executive Officer serves at the discretion of Mr. Selander or the Global Board of Directors.
      W. Roy Dunbar, age 43, is President, Global Technology & Operations of the Company and a member of the Policy and Operating Committees. Before joining the Company in 2004, Mr. Dunbar served as president of Eli Lilly’s Intercontinental Region, with responsibility for operations in Africa, the Middle East, the Commonwealth of Independent States, Asia, Latin America and the Caribbean. Prior to that time, he was Vice President — Information Technology and Chief Information Officer of Eli Lilly, where he worked since 1990. Mr. Dunbar currently serves as a director of EDS Corporation.
      Noah J. Hanft, age 52, is General Counsel and Secretary of the Company and a member of the Policy Committee. Mr. Hanft has served in various increasingly senior legal positions at the Company since 1984, except for 1990 to 1993, when Mr. Hanft was Senior Vice President and Assistant General Counsel at AT&T Universal Card Services. Prior to joining MasterCard, Mr. Hanft was associated with the intellectual property law firm of Ladas & Parry in New York. Mr. Hanft serves as a member of the board of directors of the Legal Aid Society.
      Alan J. Heuer, age 63, is Chief Operating Officer of the Company, the Chairman of the Operating Committee and a member of the Policy Committee. Mr. Heuer is responsible for the Company’s Customer Group, which encompasses member relations, global marketing and consulting/cardholder services functions, as well as the Company’s regional activities. Mr. Heuer joined MasterCard International in 1995. Prior to that time, Mr. Heuer served as Executive Vice President, Retail Banking, for the Bank of New York.

      Chris A. McWilton, age 46, is Chief Financial Officer of the Company and a member of the Policy Committee. Prior to Mr. McWilton’s appointment as Chief Financial Officer in October 2003, he served as Senior Vice President and Controller of the Company. Prior to joining the Company in January 2003, Mr. McWilton was a partner at KPMG LLP, an international accounting and tax firm where he specialized in financial and SEC reporting matters. Mr. McWilton joined KPMG LLP in 1980 and was elected to the partnership in 1992. He is a certified public accountant.
      Michael W. Michl, age 59, is Chief Administrative Officer of the Company and a member of the Policy Committee. Mr. Michl is responsible for the Company’s Central Resources unit, encompassing the Company’s global human resources and corporate services functions. Mr. Michl joined MasterCard International in 1998 from Avon Products, where he was Vice President of Human Resources.
      Christopher D. Thom, age 56, is the Chief Risk Officer of the Company and a member of the Policy Committee. Mr. Thom is responsible for the Risk Management Group and is accountable for introducing enterprise risk management into the Company. Mr. Thom manages franchise management, security and risk management and fraud management functions at the Company. Prior to joining MasterCard International in 1995, Mr. Thom served in a variety of positions at HSBC Group in the United Kingdom, including as general manager, Strategic Development and general manager, Retail.
      Jerry McElhatton, age 66, served as President, Global Technology & Operations of the Company and a member of the Policy Committee until December 2004. Mr. McElhatton, who joined MasterCard International in 1994, will retire from the Company on March 31, 2005.
      The Company has adopted a Supplemental Code of Ethics which applies to the President and Chief Executive Officer, the Chief Financial Officer and other senior officers of the Company. The Supplemental Code of Ethics can be found on the Company’s website at http://www.mastercardintl.com.

EXECUTIVE COMPENSATION
Summary Compensation
      The following table shows the before-tax compensation for the President and Chief Executive Officer and the four next highest paid executive officers (the “Named Executive Officers”) of the Company in respect of the years ended December 31, 2004, 2003 and 2002.

					Long-term
		Annual Compensation			Compensation

Name and				Other Annual	LTIP	All Other
Principal Position	Year	Salary	Bonus	Compensation(1)	Payouts(2)	Compensation(3)

Robert W. Selander	2004	$800,000	$2,500,000	$246,804	$4,827,025	$892,431
President & CEO	2003	$800,000	$1,900,000	$280,231	$4,899,490	$1,343,973
	2002	$800,000	$3,100,000	$271,342	$3,986,500	$1,723,330
Alan J. Heuer	2004	$650,000	$1,200,000	$172,307	$3,088,050	$168,321
Chief Operating Officer	2003	$650,000	$600,000	$189,187	$4,556,100	$1,654,461
	2002	$643,750	$1,150,000	$193,431	$2,989,000	$176,018
Jerry McElhatton	2004	$625,000	$525,000	$144,572	$2,541,525	$156,855
President Global	2003	$625,000	$525,000	$164,190	$3,521,310	$1,487,020
Technology and Operations	2002	$620,833	$900,000	$175,646	$2,292,500	$721,720
Christopher D. Thom	2004	$575,000	$725,000	$154,506	$2,616,425	$921,808
Chief Risk Officer	2003	$575,000	$500,000	$145,940	$2,534,300	$519,186
	2002	$568,750	$700,000	$149,034	$2,166,500	$563,432
Noah J. Hanft	2004	$375,000	$500,000	$123,390	$719,775	$210,022
General Counsel and	2003	$350,000	$250,000	$118,086	$480,155	$252,031
Corporate Secretary	2002	$350,000	$450,000	$90,780	$325,500	$320,892

(1)	Amounts represent payments in lieu of perquisites (for fiscal years 2004, 2003, and 2002 respectively: Mr. Selander — $56,000, $56,000, $56,000; Mr. Heuer — $45,000, $45,000, $45,000; Mr. McElhatton — $45,000, $45,000, $45,000; Mr. Thom — $45,000, $45,000, $45,000; Mr. Hanft — $45,000, $45,000, $35,000) and reimbursement for tax obligations (for fiscal years 2004, 2003, and 2002, respectively: Mr. Selander — $190,804, $224,231, $215,342; Mr. Heuer — $127,307, $144,187, $148,431; Mr. McElhatton — $99,572, $119,190, $130,646; Mr. Thom — $109,506, $100,940, $104,034; Mr. Hanft — $78,390, $73,086, $55,781).

(2)	Includes payments under the Executive Incentive Plan as follows: 20% of the award earned for the 2000-2002 performance period and 80% of the award earned for the 2002-2004 performance period.

(3)	Includes for fiscal 2004, a special bonus for services related to the Europay conversion and integration (Mr. Selander — $333,333; Mr. Thom — $100,000; Mr. Hanft — $125,000); payouts under the Company’s discontinued Value Appreciation Plan related to the exercise of vested rights tied to (i) value appreciation of a portfolio of member bank stocks through September 30, 2004 and, (ii) beginning October 1, 2004, earnings on investments in third-party investment vehicles (Mr. Selander — $279,615; Mr. Thom — $398,755); matching contributions under the Company’s Shared Profit and Savings Plan (Mr. Selander — $12,300; Mr. Heuer — $12,300; Mr. McElhatton — $12,300; Mr. Thom — $12,300; Mr. Hanft — $12,300); profit sharing contributions under the Company’s Shared Profit and Savings Plan (Mr. Selander — $20,500; Mr. Heuer — $20,500; Mr. McElhatton — $20,500; Mr. Thom — $20,500; Mr. Hanft — $20,500); Company contributions to both a non-qualified defined benefit and defined contribution plan — the Annuity Bonus Plan (Mr. Selander — $209,884; Mr. Heuer — $132,401; Mr. McElhatton — $120,531; Mr. Thom — $107,596; Mr. Hanft — $51,198); the dollar value of the benefit of premiums paid for a split-dollar life insurance policy projected on an actuarial basis (Mr. Thom — $281,425); the full amount of all premiums paid by the Company for Executive Life

Insurance coverage (Mr. Selander — $36,800; Mr. Heuer — $3,120; Mr. McElhatton — $3,524; Mr. Thom — $1,232; Mr. Hanft — $1,024).

Long-Term Incentive Plan-Awards In Fiscal Year 2004(1)
      The following table lists grants of performance units in 2004 to the Named Executive Officers:

			Estimated Future Payouts Under Non-Stock
	Number of		Price-Based Units
	Units	Performance or Other Period
Name	Awarded	Until Maturation	Threshold($)	Target($)	Maximum($)

Robert W. Selander	41,000	1/1/2004–12/31/2006	$2,050,000	$4,100,000	$8,200,000
President and CEO
Alan J. Heuer	24,500	1/1/2004–12/31/2006	$1,225,000	$2,450,000	$4,900,000
Chief Operating Officer
Jerry McElhatton	18,500	1/1/2004–12/31/2006	$925,000	$1,850,000	$3,700,000
President Global
Technology and Operations
Christopher D. Thom	17,250	1/1/2004–12/31/2006	$862,500	$1,725,000	$3,450,000
Chief Risk Officer
Noah J. Hanft	7,000	1/1/2004–12/31/2006	$350,000	$700,000	$1,400,000
General Counsel and
Corporate Secretary

(1)	The performance units were granted under the Company’s Executive Incentive Plan. Each performance unit has a target value equal to $100. The actual value of each unit will be calculated based on the Company’s performance over a three-year period based on a combination of qualitative and quantitative measures that include: improving profitable share with key members in key markets; improving customer focused strategy; achieving corporate financial targets (including attaining a predetermined level of earnings before interest, taxes, depreciation and amortization (“EBITDA”), operating expense and return on equity (“ROE”)) and enhancing organizational capabilities. Each unit will be valued at target ($100) if, on a weighted-average basis, target performance is achieved for all of the performance measures. Each unit will be valued at threshold ($50) if, on a weighted-average basis, threshold performance is achieved. Each unit will be valued at maximum ($200) if, on a weighted-average basis, superior performance is achieved. The units will have no value if performance is below threshold. Determinations as to the achievement of performance levels will be made by the Compensation Committee in its sole discretion. The Compensation Committee will determine the unit value based on interpolation in the event that performance between threshold and target or target and superior is achieved. The values above are meant to be a framework and not an absolute, and the Compensation Committee may make negative adjustments to the unit value of the performance units awarded to reflect additional or amended performance measures or criteria or the impact of a significant event, occurrence or charge to earnings.
      The performance units described in the preceding table vest in annual increments according to the following schedule if the participant completes 1,000 hours of service and is employed by the Company on the last day of the respective twelve-month cycle:

% of Performance
Twelve-Month Cycle Ending on the Following Anniversary of the Date of Grant	Units Vested

1st Anniversary	26 2/3%
2nd Anniversary	26 2/3%
3rd Anniversary	26 2/3%
4th Anniversary	0%
5th Anniversary	20%

      Upon completion of the three-year performance period, participants will receive a payout equal to 80% of the award earned. The remaining 20% of the award will be paid upon completion of two additional years of service, (i.e., five years of service in total). Special provisions apply upon certain terminations of employment.
Retirement Benefits

MasterCard Accumulation Plan (MAP)
      Employees who participate in the MAP earn benefits under the MAP as soon as they become an employee of the Company. Benefits generally vest after four years of service. For each plan year after January 1, 2000, participants are credited with a percentage of their compensation for the plan year in accordance with the table below:

Pay Credit
for Current
Completed Years of Service at December 31 of Prior Plan Year	Plan Year

0 – 4	4.50%
5 – 9	5.75%
10 – 14	8.00%
15 – 19	10.00%
20 – 29	12.00%
      Eligible employees age 50 or older on or prior to December 31, 2000 are eligible for the greater of the pay credit schedule referenced above or the following pay credit schedule:

Minimum
Pay Credit
for Current
Age on Birthday in Current Plan Year	Plan Year

50 – 54	9.00%
55 – 59	12.00%
60+	14.00%
      Compensation is defined as base pay plus annual incentive compensation. These accounts also receive investment credits based on the yield on 30-Year Treasury securities. When a participant terminates employment, the vested amount credited to the participant’s account is paid in a lump sum or converted into an annuity.

Supplemental Retirement Benefits
      Supplemental retirement benefits are provided to all Named Executive Officers and certain other participants under various funded and unfunded nonqualified plans. These benefits are provided to certain employees whose benefits are limited by compensation or amount under applicable federal tax laws and regulations.

Supplemental Executive Retirement Plan (“SERP”)
      Designated employees, including all Named Executive Officers, may also receive an annual benefit at retirement equal to a designated percentage (100% for Mr. Selander and 80% for each of the other Named Executive Officers) of the participant’s final 48-month average base salary, reduced by the hypothetical prior employer plan benefit and the amount of all benefits received under the MAP, nonqualified arrangements and social security. The SERP benefits for each Named Executive Officer are in the table below under the caption “Estimated Annual Retirement Benefits Payable to Certain Executive Officers.”

Annuity Bonus Plan
      The Annuity Bonus Plan is a non-qualified, after-tax savings plan designed to provide employees with benefits and contributions to the extent amounts under the Company’s qualified plans are capped by IRS limitations. Each year, the Company pays participants a bonus distributed in the form of a payment to a tax-deferred annuity contract. Annual contributions and reimbursement for tax obligations in connection with the plan are reported and separately reflected in the table in “Summary Compensation” for each of the Named Executive Officers.

Estimated Annual Retirement Benefits Payable to Certain Executive Officers
      The following table shows the estimated annual retirement benefits, including supplemental retirement benefits, if any, under the plans applicable to the individuals, which would be payable to each Named Executive Officer assuming retirement at age 65 at his February 1, 2005 base salary with payments made for life:

	Year of 65th	Estimated Annual
Name	Birthday	Benefit(1)

Robert W. Selander	2015	$61,000
Alan J. Heuer	2006	$253,000	(2)
Jerry McElhatton	2004	$213,000	(2)
Christopher D. Thom	2013	$52,000
Noah J. Hanft	2018	$93,000

(1)	Assumes MAP account balances increase with interest credits of 4.75% per year.

(2)	Amount will be reduced by Social Security benefits.

MasterCard Shared Profit and Savings Plan
      Most Company employees are eligible to participate in the savings (401(k)) component of the MasterCard Shared Profit and Savings Plan. Employees who participate in the plan may contribute from 2% to 6% of base pay on a tax-deferred basis or after-tax basis. Employees may also contribute supplemental tax-deferred and after-tax amounts from 1% to 5%. Internal Revenue Service limits apply to all tax-deferred contributions. Employees who earn $90,000 or less in base pay can contribute from 2% to 25% of their base pay to the plan, subject to the Internal Revenue Service limits, on a tax-deferred and/or after-tax basis.
      The Company matches 100% of employee contributions up to 6% of base pay. Employees must contribute to the savings (401(k)) component of the plan to receive this matching contribution. Matching contributions are 100% vested after four years of service under a graded vesting schedule. Loans and certain types of withdrawals are permitted.
      In addition, the Company may make a profit-sharing contribution in the range of 0-10% of base pay. The target contribution is 7%, and the 2004 contribution was 10%.
Employment Agreements and Change-in-Control Agreements

Employment Agreements
      The Company is party to an employment agreement with each of the Named Executive Officers.

Mr. Selander
      Under the terms of Mr. Selander’s employment agreement, Mr. Selander’s employment will automatically terminate if he: (i) retires; (ii) dies; or (iii) becomes disabled. In addition, both he and the Company can terminate the agreement for any reason upon 90 days’ prior written notice. During the employment term, Mr. Selander is eligible to participate in the Company’s total rewards plans and arrangements on a level commensurate with his position. The agreement provides that if Mr. Selander’s employment is terminated either by the Company other than for cause or by him for certain specified reasons, in addition to any earned, but unpaid base salary and vested entitlements under any Company plans, he would be entitled to:

•	A pro rata portion of his target bonus;

•	Severance pay in the form of base salary continuation and his average annual incentive bonus, received over the prior three years, for a period of 36 months, subject to recalculation to be payable over the period until he is eligible to retire (without any increase in the amount payable);

•	Continued participation in the Company’s health, life insurance and disability plans and Company payment of COBRA premiums;

•	Immediate SERP vesting and an additional SERP benefit equal to the amount of benefits he would have accrued under any Company tax-qualified pension and savings plans until he is eligible to retire;

•	Continued vesting of any long-term incentive awards; and

•	Outplacement assistance.
      For terminations by reason of death or disability, Mr. Selander would be entitled to his target annual bonus (pro rated in the case of disability).
      Mr. Selander would be subject to non-competition and non-solicitation covenants for a minimum period of 12 months, up to the full length of the severance period.
      On February 28, 2005, the Company entered into an addendum agreement with Mr. Selander, which modified his employment agreement. The addendum agreement provides for a retention payment of $10,000,000 (ten million) to Mr. Selander provided that he remains employed by the Company in good standing until a date to be established by the Global Board of Directors no earlier than April 9, 2010, but no later than April 9, 2011 ( the “Retention Date”), meets certain performance standards and provides requested assistance in identifying his successor and transitioning his responsibilities to such person. Under certain circumstances Mr. Selander may be entitled to a pro rata portion of the retention payment if his employment is terminated prior to the Retention Date. Mr. Selander’s receipt of the retention payment is further conditioned upon his agreement to generally applicable 36-month non-compete and non-solicitation covenants, subject to shorter periods if he is terminated for cause or if he resigns as a result of a change in the strategic direction of the Company to which he objects, and his execution of a release of liability in favor of the Company.

Messrs. Heuer, McElhatton, Thom and Hanft
      Under the terms of Messrs. Heuer’s, McElhatton’s, Thom’s and Hanft’s agreements, the applicable executive’s employment will automatically terminate if he: (i) dies; or (ii) becomes disabled. In addition, both the executive and the Company can terminate the agreement for any reason upon 90 days’ prior written notice. During the employment term, the executive is eligible to participate in the Company’s total rewards plans and arrangements on a level commensurate with his position. The agreement provides that if the executive’s employment is terminated prior to retirement (March 31, 2005 for Mr. McElhatton and age 65 for Messrs. Heuer, Thom and Hanft) either by the Company other than for cause or by the applicable executive for certain specified reasons, in addition to any earned, but unpaid base salary and vested entitlements under any Company plans, the applicable executives would be entitled to:

•	A pro rata portion of his target bonus;

•	Severance pay in the form of base salary continuation and his average annual incentive bonus, received over the prior two years, for a period (through March 31, 2005 for Mr. McElhatton and 24 months for Messrs. Heuer, Thom and Hanft), subject, in Messrs. Heuer’s, Thom’s and Hanft’s cases, to recalculation to be payable over the period until the applicable executive is eligible to retire (without any increase in the amount payable);

•	Continued participation in the Company’s health, life insurance and disability plans and Company payment of COBRA premiums;

•	Immediate SERP vesting;

•	Immediate vesting of any special awards grants and continued vesting of any other long-term incentive awards; and

•	Relocation assistance for Mr. McElhatton and Mr. Thom.
      For terminations by reason of death, disability or retirement, and voluntary terminations, the executive would be entitled to unpaid base salary, vested entitlements under any Company plans, a pro rata portion of his target bonus, and relocation assistance.
      The executive would be subject to non-competition and non-solicitation covenants for a minimum period of 12 months, up to the full length of the severance period.

Change-in-Control Agreements
      The Company has approved a Change-in-Control Agreement (“CIC Agreement”) for certain of its executive officers, including all of the Named Executive Officers. Under the CIC Agreement, if an executive officer’s employment is terminated without “cause” or for “good reason” (as defined in the CIC Agreement) during the six-month period preceding or the two-year period following a “change in control” of the Company, the executive will be entitled to the following:

•	A severance payment equal to two times the average base salary and bonus (three times in the case of the President and Chief Executive Officer), payable through March 31, 2005 for Mr. McElhatton and over a 24-month period for Messrs. Heuer, Thom and Hanft (36 months in the case of the President and Chief Executive Officer), subject to recalculation to be payable over the period until the executive is eligible to retire (without any increase in the amount payable);

•	Continued coverage under the executive’s individual long-term disability plan for the applicable period referenced above;

•	Continued coverage in the medical, dental, hospitalization and vision care plans for up to 18 months;

•	Accelerated vesting of performance units including special grants awarded prior to the change-in-control under the Executive Incentive Plan, with payout at 125% of target;

•	Accelerated vesting of special grants awarded pursuant to the Executive Incentive Plan, nonqualified retirement and deferred compensation benefits;

•	Lump sum payment equal to the value of unvested qualified plan benefits;

•	Outplacement assistance; and

•	An excise tax gross-up for any taxes incurred as a result of Section 4999 of the Internal Revenue Code.
      The executive would be subject to a covenant not to compete and not to solicit employees for the period through March 31, 2005 for Mr. McElhatton and for up to 24 months for Messrs. Heuer, Thom and Hanft (36 months in the case of the President and Chief Executive Officer).
Compensation of Directors
      In the year ended December 31, 2004, directors who were not employees of the Company were paid an annual retainer of $45,000. The Chairman of the Global Board of Directors received an annual retainer of $50,000. Non-employee directors also received an annual retainer of $5,000 for serving as a chairperson of a standing committee; a $1,500 meeting fee for attendance at board meetings; a $1,000 meeting fee for attendance at committee meetings and a $500 meeting fee for telephonic meetings. In addition, customary expenses for attending board and committee meetings were reimbursed.

      Under the MasterCard Deferral Plan, up to 100% of non-employee director’s meeting fees and annual retainer may be deferred and invested among several investment return options. In general, deferred amounts are not paid until after the director retires from the board. The amounts are then paid, at the director’s option, either in a lump sum or in five or ten annual installments.
Compensation Committee Interlocks and Insider Participation
      None of the members of the Compensation Committee has ever served as an officer or employee of the Company. Mr. Boudreau is a former executive officer of Chase Manhattan Bank USA, N.A, an affiliate of one of the Company’s stockholders with which it has a business relationship more fully described below under “Certain Relationships and Related Transactions.” For a description of JP Morgan Chase & Co.’s stockholdings in the Company, see “Security Ownership of Certain Beneficial Owners and Management.” All members of the Compensation Committee are officers or former officers of stockholders of the Company, which are principal members of MasterCard International and significant customers of the Company.

Performance Graph
      The following stock performance graph (the “Performance Graph”) compares the cumulative total stockholder return of the Common Stock, the S&P 500 Index and the S&P Financial Index for the period beginning on March 31, 2003 and ending on December 31, 2004. The Performance Graph assumes a $100 investment in the Common Stock and each of the indices and the reinvestment of dividends. Because the Common Stock is not listed on any securities exchange or quoted on any dealer quotation system, the price of the Common Stock represents its book value at the periods indicated in the Performance Graph.
CUMULATIVE TOTAL RETURN
March 31, 2003 to December 31, 2004

	March 31,	December 31,
	2003	2004

MasterCard	100	162.8
S&P Financial Index	100	146.8
S&P 500 Index	100	142.9

REPORT OF COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION
The Committee’s Responsibilities
      The Compensation Committee is responsible for setting and administering the policies that govern executive compensation and benefits. The Compensation Committee is comprised of five members of the Global Board of Directors, each of whom is an outside director, as defined under Section 162 (m) of the Code.
      The Compensation Committee regularly reviews the Company’s executive compensation policies and practices and will continue to do so in response to new rules and evolving best practices. The Compensation Committee has retained its own outside compensation consultant to provide advice and assistance. During 2004, the Compensation Committee met four times and held executive sessions, without management present, at each meeting.
      More information about the Compensation Committee can be found above under “Committees of the Global Board of Directors — Compensation” and the Compensation Committee’s charter is available on the Company’s website at http://www.mastercardintl.com.
      The purpose of this report is to summarize the philosophical principles, specific program elements and other factors considered by the Compensation Committee in making decisions about executive compensation.
Compensation Philosophy
      The Compensation Committee’s compensation decisions are based on the following core principles.

•	Executive officer goals should be linked with shareholder interests. The Company’s compensation and reward systems serve as a tool for reinforcing the link between rewards and the achievement of business results consistent with the organization’s expected values and behaviors.

•	Pay should be performance-based. The Company provides a total compensation program consisting of fixed and variable pay, with an emphasis on variable pay to reward short- and long-term performance versus established goals and objectives.

•	Compensation opportunities must be competitive to attract and retain talented employees. Each year, the Compensation Committee assesses the competitiveness of total compensation levels for executives as more fully described below.
Program Elements
      The Company’s executive compensation program consists of base salary, annual incentive and long-term incentive compensation. The Compensation Committee’s philosophy generally is to target compensation levels to be between the median and 75th percentile of the blended peer groups for the executive officers as described below. For purposes of establishing a competitive market for the Named Executive Officers, the Company considers companies representative of the types of organizations from which it recruits and to which it loses executive talent, e.g., a custom group of companies composed of major financial services companies, comparable financial services companies and premier brand value companies, as well as, where appropriate, a broader group of financial services and general industry companies. The blended peer group is generally consistent with that used to measure performance as illustrated in the Performance Graph.
      Base Salary. Base salaries for executive officers are generally positioned between the median and 75th percentile of the competitive market. All salaried employees are eligible for annual merit increases based primarily on both fulfillment of their job responsibilities and the competitive market for their position. Base salaries are held constant for senior level incumbents for at least three years, subject to market movement and/or changing job responsibilities.

      Annual Incentive. The Company provides its executives with an opportunity to earn cash incentive awards through the Annual Incentive Compensation Plan (“AICP”). The Company generally positions target annual incentive opportunities between the median and 75th percentile of the competitive market. Each Named Executive Officer’s target AICP opportunity is determined based on competitive market practices and internal equity considerations.
      The AICP is funded based on overall corporate performance (the corporate score could result in incentive pool funding of 0% or 50% to 150% of the target incentive pool). Funding is allocated to each division based on corporate and business unit/region performance. For the President and Chief Executive Officer, the funding is determined based 100% on the achievement of corporate goals. For the other Named Executive Officers, the funding is determined based 75% on the achievement of corporate goals and 25% on the achievement of business unit/regional performance. Actual awards are based on corporate, business unit/region and individual performance against goals.
      For fiscal year 2004, corporate performance was based on improving performance with key customers in key markets, improving customer-focused strategy, achieving EBITDA, operating expense and ROE corporate financial targets and enhancing organizational capabilities. Business unit/region performance was based on the achievement of goals defined in each group’s annual business plan that were directly linked to corporate objectives. Based on the Company’s fiscal year 2004 performance, the AICP was funded between target and maximum. Business unit/region performance results were also between target and maximum.
      Long-Term Incentive. Executives participate in the EIP, a performance unit plan tied to three-year corporate performance. Generally, units are awarded annually and target opportunities are positioned between the median and 75th percentile of the competitive markets described above. The award vests over a five-year period (80 percent ratably over three years and 20 percent after five years), with 80 percent paid after certification of the performance results at the conclusion of the performance period. Payment of the final 20 percent of the award which vests after five years is generally made within 60 days of vesting.
      For awards made in 2004 (covering the 2004-2006 performance period), the ultimate value of the units will be determined based upon the level of performance achieved against the following measures: improving performance with key customers in key markets; improving customer focused strategy; achieving EBITDA, operating expense and ROE corporate financial targets and enhancing organizational capabilities. See “Executive Compensation — Long-Term Incentive Plan — Awards In Fiscal Year 2004” for a detailed description of the EIP and the number of units awarded to the Named Executive Officers in 2004.
      Based on the Company’s performance over the 2002-2004 performance period, performance units were valued between target and maximum levels. Performance was measured against a combination of qualitative and quantitative measures that included: improving profitable share with key members in key markets; improving customer focused strategy; achieving corporate financial targets (including attaining a predetermined level of EBITDA), enhancing organizational capabilities and the integration of Europay International S.A (“Europay”). You can find more information about the long-term incentive grants and payouts described in this report under “Executive Compensation — Long-Term Incentive Plan — Awards In Fiscal Year 2004” and “Executive Compensation — Summary Compensation” of this Proxy Statement.
CEO Compensation and Performance
      Mr. Selander’s fiscal year 2004 compensation consisted of base salary, an annual incentive award, a long-term incentive award and the third and final payment of a special award for services related to the conversion and integration of Europay awarded in 2002. The Compensation Committee determined the level for each of these elements using methods consistent with those used for other Named Executive Officers.
      For 2004, Mr. Selander’s base salary remained constant; the Committee approved a $100,000 increase effective February 2005. He received an AICP award of $2,500,000 based on performance against corporate goals. He also received a grant of 41,000 units under the EIP for the 2004-2006 performance period and a payout for the 2002-2004 performance period that reflected above target, but below maximum, performance.

In addition, he received the third payment of a special award of $333,333 based on MasterCard’s sustained performance and progress to date on its post-integration of Europay objectives.
Deductibility of Executive Compensation
      Section 162(m) of the Code requires that public companies meet specific criteria in order to deduct, for federal income tax purposes, compensation over $1 million paid to the Named Executive Officers. The Company is currently covered by the transition rules for newly public companies under Section 162(m) and will receive a deduction for all compensation paid to those executive officers in fiscal year 2004. As described under “Proposal 2 — Approval of MasterCard International Incorporated Senior Executive Annual Incentive Compensation Plan” and “Proposal 3 — Approval of MasterCard International Incorporated Senior Executive Incentive Plan”, the Compensation Committee is requesting in this Proxy Statement that Stockholders approve annual and long-term incentive plans similar to the AICP and the EIP. The new plans will permit the payment of compensation that will be deductible once the transition period is over. However, the Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent needed for the Company’s success. Consequently, in any year the Compensation Committee may authorize compensation in excess of $1,000,000 that is not performance-based under Section 162(m). The Compensation Committee recognizes that the loss of a tax deduction may be unavoidable in these circumstances.

Compensation Committee:
William F. Aldinger
Donald L. Boudreau
Baldomero Falcones Jaquotot
Robert W. Pearce
Lance L. Weaver

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      Pursuant to a series of agreements, effective as of January 1, 2005, between MasterCard International and JPMorgan Chase Bank, National Association (“JPMorgan Chase”), an affiliate of JPMorgan Chase & Co., JPMorgan Chase and the Company have agreed to certain pricing arrangements for JPMorgan Chase’s use of the Company’s core authorization, clearing and settlement services and certain supplemental user-pay services in the United States. JPMorgan Chase is a principal member of MasterCard International and owns a portion of the United States franchisee of Mondex International. MasterCard International provides authorization, clearing and settlement services in connection with transactions for which JPMorgan Chase or its affiliates act as issuer or acquirer. In addition, JPMorgan Chase uses several of the Company’s fee-for-service products, including consulting services. A portion of the Company’s $1.95 billion dollar credit facility is syndicated to JPMorgan Chase, for which JPMorgan Chase receives a fee; JPMorgan Chase is the co-administrative agent of that facility and JPMorgan Securities, Inc., another affiliate of JPMorgan Chase, is the co-arranger of that facility. Additional amounts are paid by the Company for these services. In addition, JPMorgan Chase and its affiliates receive amounts from the Company for cash management services. JPMorgan Chase acts as issuer of the Company’s corporate cards and provides a variety of banking services for the Company and for its employees pursuant to arrangements entered into with the Company. In addition to the agreements described above, the Company enters into other agreements to provide financial and other incentives to JPMorgan Chase and certain of its affiliates or business partners in connection with payment programs issued by JPMorgan Chase, including co-branded and affinity card programs, from time to time. For the full year ended 2004, net fees earned from JPMorgan Chase and its affiliates were approximately $312 million. Donald L. Boudreau, a director of the Company, is a former executive officer of a predecessor of JPMorgan Chase. JPMorgan Chase and its affiliates own approximately 11.7% of the outstanding Common Stock on a combined basis.
      Pursuant to an agreement, dated as of January 1, 2004, among MasterCard International, Citibank, N.A.(“Citibank”), an affiliate of Citigroup Inc., and certain of its affiliates, Citibank and the Company have agreed to certain pricing arrangements with respect to transaction processing services for Citibank affiliates in North America. Citibank and the Company have also agreed to pricing arrangements for transaction processing services for Citibank’s affiliates outside of North America pursuant to an agreement between MasterCard International and Citibank dated January 3, 2005. Citibank and certain of its affiliates are principal members of MasterCard International and own a portion of the United States franchisee of Mondex International. MasterCard International provides authorization, clearing and settlement services in connection with transactions for which Citibank or its affiliates act as issuer or acquirer. In addition, Citibank uses several of the Company’s fee-for-service products, including consulting services. A portion of the Company’s $1.95 billion dollar credit facility is syndicated to Citibank, N.A., for which Citibank and its affiliates receive a fee; Citibank is the co-administrative agent of that facility and Citigroup Global Markets Inc., another affiliate of Citibank, is the lead arranger of that facility. Additional amounts are paid by the Company for these services. Another insurance affiliate of Citibank is a creditor of MasterCard International in connection with a portion of the $149 million lease financing for the Company’s O’Fallon, Missouri operations facility. In addition, Citibank and its affiliates receive fees from the Company for cash management, asset management and investment banking services. Citibank also acts as issuer of the Company’s corporate purchasing cards. In addition to the agreements described above, the Company enters into other agreements to provide financial and other incentives to Citibank, N.A. and certain of its affiliates or business partners in connection with payment programs issued by Citibank, including co-branded and affinity card programs, from time to time. For the full year ended 2004, net fees earned from Citibank and its affiliates were approximately $208 million. Robert B. Willumstad, a member of the Company’s Global Board of Directors, is President and Chief Operating Officer of Citigroup Inc. Another member of the Global Board, Augusto M. Escalante, is the Deputy President, Consumer Product and Marketing Areas, of Banco Nacional de Mexico, S.A., another Citibank, N.A. affiliate. Other representatives of Citibank, N.A. or its affiliates may sit on the Company’s regional boards or business committees from time to time. Citibank, N.A. and its affiliates own approximately 6.2% of the outstanding Common Stock on a combined basis.

      Bank of America, National Association (“Bank of America”), an affiliate of Bank of America Corporation, is a principal member of MasterCard International. MasterCard International provides authorization, clearing and settlement services in connection with transactions for which Bank of America and its affiliates act as issuers or acquirers. The Company enters into agreements to provide financial and other incentives to Bank of America and certain of its affiliates or business partners in connection with payment programs issued by Bank of America, including co-branded and affinity card programs, from time to time. For the full year ended 2004, net fees earned from Bank of America and its affiliates were approximately $116 million. Bank of America and its affiliates own approximately 6.0% of the outstanding Common Stock on a combined basis.
      Under the terms of a licensing agreement with MasterCard Europe, EURO Kartensysteme GmbH (“EKS”), a principal member of MasterCard International, has a principal license for certain MasterCard brands and payment products in Germany. MasterCard International provides authorization, clearing and settlement services in connection with transactions for which EKS’s affiliate members act as issuers or acquirers. In connection with the Company’s conversion and integration in 2002, EKS has entered into agreements with the Company and its subsidiaries pursuant to which, among other things, EKS has assigned to the Company certain trademarks and domain names, and the Company will provide support for marketing initiatives designed to migrate all uses by German members of the Eurocard-MasterCard brand on cards, acceptance decals, advertising and other materials to the MasterCard brand mark. For the full year ended 2004, fees earned by MasterCard Europe from EKS were approximately $58 million. Bernd Fieseler, a member of the Global Board of Directors, is Chairman of the Board of EKS. Representatives of EKS may sit on the Company’s regional boards or business committees from time to time. EKS owns approximately 5.2% of the outstanding Common Stock on a combined basis.
      Europay France S.A.S. a company formed by certain French financial institutions to promote MasterCard brands and payment products in France, is a principal member of MasterCard International. MasterCard International provides authorization, clearing and settlement services in connection with transactions for which Europay France’s affiliate members act as issuers or acquirers. For the full year ended 2004, fees earned by MasterCard Europe from Europay France, were approximately $33 million. Michel Lucas, a member of the Global Board of Directors, is Vice Chairman of Europay France. Other representatives of Europay France may sit on the Company’s regional boards or business committees from time to time. Europay France owns approximately 5.0% of the outstanding Common Stock on a combined basis.
AUDITORS SERVICES AND FEES
      The Audit Committee of the Global Board of Directors has selected PricewaterhouseCoopers LLP, independent auditors, to audit the accounts of the Company and its subsidiaries for the fiscal year ending December 31, 2005. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.
      The Audit Committee and the Company have adopted policies and procedures pertaining to the provision by the Company’s independent auditor of any audit or non-audit services. The policies and procedures specifically require Audit Committee pre-approval of all audit and non-audit services. In addition, proposed services of the independent auditor materially exceeding any pre-approved project scope, terms and conditions, or cost levels require specific pre-approval by the Audit Committee. The Audit Committee has also delegated power to the Chairman of the Audit Committee to pre-approve in certain circumstances any engagements or changes in engagements by the independent auditor for audit or non-audit services. The Company paid no fees to its independent auditor in fiscal year 2004 in connection with engagements that were not pre-approved by the Audit Committee or the Audit Committee Chairman. To help ensure the independence of the Company’s independent auditor, the Company has also adopted policies and procedures relating to, among other things, the engagement of the independent auditor and the hiring of employees of the independent auditor.
      Set forth below are the audit and non-audit fees billed by PricewaterhouseCoopers LLP for fiscal year 2004 and fiscal year 2003.

      Audit Fees. The aggregate fees billed to the Company by PricewaterhouseCoopers LLP for the audit of the Company’s annual statement and review of the Company’s quarterly financial statements were $3,940,623 for fiscal year 2004 and $2,040,990 for fiscal year 2003. Audit fees also include Sarbanes-Oxley Section 404 testing and related out-of-pocket expenses.
      Audit-Related Fees. The aggregate fees billed to the Company by PricewaterhouseCoopers LLP for assurance and related services related to the audit (but not included in the audit fees set forth above) were $415,696 for fiscal year 2004 and $477,500 for fiscal year 2003. The assurance and related services included information technology attestations (e.g. SAS 70), employee benefit plan audits, Sarbanes-Oxley compliance preparation and related out of pocket expenses.
      Tax Fees. The aggregate fees billed to the Company by PricewaterhouseCoopers LLP for tax compliance, tax advice and tax planning services were $1,165,668 for fiscal year 2004 and $874,390 for fiscal year 2003. These tax services consisted of tax preparation and examination support, tax accounting advice, tax planning and other value-added tax services.
      All Other Fees. All other fees billed by PricewaterhouseCoopers LLP were $4,300 for fiscal year 2004 and $235,690 for fiscal year 2003. These other fees represent fees for regulatory research, access to PricewaterhouseCoopers LLP’s accounting research and reference system and certain discrete projects.

AUDIT COMMITTEE REPORT
      The Audit Committee of the Company’s Global Board of Directors is composed of five directors and operates under a written charter adopted by the Global Board of Directors. See Appendix C. The Audit Committee assists the Global Board in, among other things, the oversight of: (i) the quality and integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and independent auditor.
      Management is responsible for the Company’s internal controls, the financial reporting process and preparation of the consolidated financial statements of the Company. The independent auditor is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
      In this context, the Audit Committee has met and held discussions with management and the independent auditor. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditor. The Audit Committee further discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as amended.
      The Company’s independent auditor also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditor that firm’s independence.
      Based upon the Audit Committee’s discussions with management and the independent auditor and the Audit Committee’s review of the representations of management and the report and letter of the independent auditor provided to the Audit Committee, the Audit Committee recommended to the Global Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

Audit Committee:
Norman C. McLuskie, Chairman
Donald L. Boudreau
Baldomero Falcones Jaquotot
Bernd M. Fieseler
Robert W. Pearce

March 16, 2005

OTHER MATTERS
      Management does not know of any business to be transacted at the Annual Meeting other than as indicated herein. Should any such matter properly come before the Annual Meeting for a vote, the persons designated as proxies will vote thereon in accordance with their best judgment.
      You are urged to promptly sign, date and return the enclosed proxy card in the accompanying postage-paid envelope or authorize the individuals named on your proxy card to vote your interests by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card.
      Deadline for submitting proposals for next year’s Annual Meeting. Stockholders may submit proposals on matters appropriate for stockholder action at future Annual Meetings of the Company in accordance with SEC regulations. Such proposals must be received by the Company no later than November 25, 2005 to be considered for inclusion in the Company’s proxy statement and form of proxy for the 2006 Annual Meeting and, in any event, must be received by the Company no later than February 8, 2006 to be eligible for presentation for stockholder action at the 2006 Annual Meeting. Proposals should be directed to the attention of the Secretary at the address set forth above under “Introduction — Solicitation of Proxies.”

By Order of the Global Board of Directors

-s- Noah J. Hanft
Noah J. Hanft
Secretary
Purchase, New York
March 25, 2005

APPENDIX A
MasterCard International Incorporated
Senior Executive Annual Incentive Compensation Plan
      MasterCard International Incorporated (the “Company”) has adopted the MasterCard International Incorporated Senior Executive Annual Incentive Compensation Plan (the “Plan”) to reward senior executives for successfully achieving performance goals that are in direct support of corporate and business unit/regional goals.
ARTICLE I
DEFINITIONS
      Section 1.1       “Board” shall mean the Global Board of Directors of the Company.
      Section 1.2     “Code” shall mean the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein shall be deemed to include a reference to the regulations promulgated under such section.
      Section 1.3       “Committee” shall mean the Compensation Committee of the Global Board of Directors of the Company, or such other committee or subcommittee designated by the Board to administer the Plan.
      Section 1.4     “Disability” shall mean total and permanent disability in accordance with the Company’s long-term disability plan, as determined by the Committee.
      Section 1.5     “Executive Officer” shall mean a person who is a member of the Company’s Policy Committee, or its equivalent.
      Section 1.6      “Participant” shall mean, with respect to any Performance Period, any Executive Officer selected by the Committee to participate in the Plan with respect to that Performance Period.
      Section 1.7     “Performance Period” shall mean a period of no less than 90 days for which incentive compensation shall be paid hereunder, as established by the Committee.
ARTICLE II
BONUS AWARDS
      Section 2.1     Performance Targets.
      (a) The Committee (or subcommittee described in Section 5.1(a) below), will establish performance targets for each Performance Period. The performance targets for a Performance Period shall be based upon one or more of the following objective business criteria: (i) revenue; (ii) earnings (including earnings before interest, taxes, depreciation and amortization, earnings before interest and taxes, and earnings before or after taxes); (iii) operating income; (iv) net income; (v) profit margins; (vi) earnings per share; (vii) return on assets; (viii) return on equity; (ix) return on invested capital; (x) economic value-added; (xi) stock price; (xii) gross dollar volume; (xiii) total shareholder return; (xiv) market share; (xv) book value; (xvi) expense management; and (xvii) cash flow. The foregoing criteria may relate to the Company, one or more of its affiliated employers or subsidiaries or one or more of its divisions, regions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, the performance targets must be calculated without regard to extraordinary, unusual and/or non-recurring items that decrease earnings or other performance targets, and with regard to such extraordinary, unusual, and/or non-recurring items that increase earnings or other performance targets.

      (b) The performance targets shall be established by the Committee (or subcommittee) for a Performance Period (i) while the outcome for that Performance Period is substantially uncertain and (ii) no more than 90 days or, if less, the number of days which is equal to 25 percent of the relevant Performance Period, after the commencement of the Performance Period to which the performance target relates, or as otherwise permitted pursuant to Section 162(m) of the Code (or any successor section thereto).
      Section 2.2     Bonus Awards.
      (a) The maximum bonus award payable to any Participant with respect to any calendar year of the Company shall not exceed $6,000,000.
      (b) Prior to the payment of a bonus award to any Participant, the Committee (or subcommittee described in Section 5.1(a) below) shall certify in writing the level of performance attained for the Performance Period to which such bonus award relates. The Committee shall have no discretion to increase the amount of a Participant’s maximum bonus award that would otherwise be payable to the Participant upon the achievement of specified levels of the performance target established by the Committee, however, the Committee may exercise negative discretion to make an award to any Participant for any Performance Period in an amount that is less than such maximum bonus award.
ARTICLE III
PAYMENT OF BONUS AWARD
      Section 3.1        Form of Payment. Each Participant’s bonus award shall be paid in cash.
      Section 3.2      Timing of Payment. Unless otherwise elected by the Participant pursuant to Section 3.3 below, each bonus award shall be paid no later than 2 1/2 months after the end of the Performance Period.
      Section 3.3          Deferral of Payment. Payments of bonus awards under the Plan are eligible for deferral as allowed under the MasterCard International Incorporated Deferral Plan.
ARTICLE IV
TRANSFERS, TERMINATIONS AND NEW EXECUTIVE OFFICERS
      Section 4.1     Terminations. A Participant who, whether voluntarily or involuntarily, is terminated, demoted, transferred or otherwise ceases to be an Executive Officer (otherwise than by death, disability, termination by the Company without cause, or termination by the Participant with good reason) at any time prior to the date a bonus award is paid in respect of a Performance Period shall not be eligible to receive any bonus award with respect to such Performance Period. In the event of a Participant’s death during a Performance Period or prior to the date a bonus award is paid in respect of a Performance Period, the Participant shall receive the target award payable for the Performance Period of the Participant’s death. In the event of a Participant’s termination by reason of disability, termination by the Company without cause, or termination by the Participant with good reason during the Performance Period or prior to the date a bonus award is paid in respect of a Performance Period, the Participant shall receive a partial target award, prorated based on the portion of the Performance Period that elapsed prior to such termination of employment.
ARTICLE V
ADMINISTRATION
      Section 5.1     Administration.
      (a) The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof; it is expected that, in the event the Committee is not comprised solely of “outside directors” within the meaning of Section 162(m) of the Code, a subcommittee comprised solely of at least two individuals who qualify as “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto) shall establish and administer the performance goals and certify that the performance goals have been attained; provided, however, that the failure of the subcommittee to be so constituted shall not impair the validity of any bonus award granted by such subcommittee.
      (b) It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan, and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. The Committee’s decisions or actions in respect thereof shall be conclusive and binding upon any and all Participants and their beneficiaries, successors and assigns, and all other persons.
ARTICLE VI
OTHER PROVISIONS
      Section 6.1      Term. This Plan shall be effective as of January 1, 2005, with respect to bonus awards granted on or after January 1, 2005.
      Section 6.2     Amendment, Suspension or Termination of the Plan. This Plan does not constitute a promise to pay and may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee; provided, however, that any such amendment or modification shall comply with all applicable laws and applicable requirements for exemption (to the extent necessary) under Section 162(m) of the Code.
      Section 6.3               Approval of Plan by Stockholders. The Plan shall be submitted for the approval of the Company’s stockholders at the annual meeting of stockholders to be held in May 2005. In the event that the Plan is not so approved, no bonus award shall be payable under the Plan, and the Plan shall terminate and shall be null and void in its entirety.
      Section 6.4     Bonus Awards and Other Plans. Nothing contained in the Plan shall prohibit the Company from granting awards or authorizing other compensation to any Executive Officer under any other plan or authority or limit the authority of the Company to establish other special awards or incentive compensation plans providing for the payment of incentive compensation to the Executive Officers.
      Section 6.5     Miscellaneous.
      (a) The Company shall deduct all federal, state and local taxes required by law to be withheld from any bonus award paid to a Participant hereunder.
      (b) In no event shall the Company be obligated to pay to any Participant a bonus award for a Performance Period by reason of the Company’s payment of a bonus award to such Participant in any other Performance Period.
      (c) The rights of Participants under the Plan shall be unfunded and unsecured. Amounts payable under the Plan are not and will not be transferred into a trust or otherwise set aside, except as provided in the MasterCard International Incorporated Deferral Plan, in the event of a deferral thereunder. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any bonus award under the Plan.
      (d) Nothing in this Plan or in any instrument executed pursuant hereto shall confer upon any person any right to continue in the employment or other service of the Company, or shall affect the right of the Company to terminate the employment or other service of any person at any time with or without cause.
      (e) No rights of any Participant to payments of any amounts under the Plan shall be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of other than by will or by laws of descent and distribution, and any such purported sale, exchange, transfer, assignment, pledge, hypothecation or disposition shall be void.

      (f) Any provision of the Plan that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Plan.
      (g) The validity, construction, interpretation and administration of the Plan and any bonus awards under the Plan and of any determinations or decisions made thereunder, and the rights of all persons having or claiming to have any interest herein or thereunder, shall be governed by, and determined exclusively in accordance with, the laws of New York (determined without regard to its conflict of laws provisions).

APPENDIX B
MasterCard International Incorporated
Senior Executive Incentive Plan
Plan Document

1.	PURPOSE
      The Senior Executive Incentive Plan (the “Plan”) is designed to support the strategic commitment to attract, retain and motivate senior executives of MasterCard International Incorporated (the “Company”) and Affiliated Employers by providing a long-term incentive opportunity that is based on the Company’s and/or Affiliated Employer’s achievement of its long-term performance goals.

2.	DEFINITIONS
      For purposes of this Plan, the following terms shall have the meanings set forth below:
      “Affiliated Employer” shall mean (i) any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code), which includes the Company, (ii) any trade or business (whether or not incorporated), which is under common control (as defined in Section 414(c) of the Code) with the Company, (iii) any organization (whether or not incorporated) which is a member of an affiliated services group (as defined in Section 414(m) of the Code) which includes the Company, and (iv) any other entity required to be aggregated with the Company pursuant to regulations under Section 414(o) of the Code.
      “Board” shall mean the Global Board of Directors of the Company.
      “Cause” shall mean (i) the willful failure by the Participant to perform his duties or responsibilities as an employee of the Employer (other than due to Disability), (ii) the Participant’s having been convicted of, or entered a plea of guilty or nolo contendere to, a crime that constitutes a felony, or a crime that constitutes a misdemeanor involving moral turpitude, (iii) the material breach by the Participant of any written covenant or agreement with the Company or an Affiliated Employer not to disclose any information pertaining to the Company and/or its Affiliated Employers, or (iv) the breach by the Executive of the Code of Conduct, or any material provision of the following Company policies: discrimination, substance abuse, workplace violence, nepotism, travel and entertainment, corporation information security, antitrust/competition law, foreign corrupt practices act, and similar policies, whether currently in effect or later adopted.
      “Change in Control” means:

(i) if (a) at any time three stockholders have become entitled to cast at least 45 percent of the votes eligible to be cast by all the stockholders of MasterCard Incorporated on any issue, (b) at any time, a plan or agreement is approved by the stockholders of MasterCard Incorporated to sell, transfer, assign, lease or exchange (in one transaction or in a series of transactions) all or substantially all of the Company’s or MasterCard Incorporated’s assets, (c) at any time, a plan is approved by the stockholders of MasterCard Incorporated for the sale, liquidation or dissolution of the Company or MasterCard Incorporated or (d) at any time MasterCard Incorporated shall cease to be the sole class B member of the Company or otherwise cease to control substantially all voting rights in the Company. The foregoing notwithstanding, a reorganization in which the stockholders of MasterCard Incorporated continue to have all of the ownership rights in the continuing entity shall not in and of itself be deemed a “Change in Control” under (b), (c) and/or (d);

(ii) the approval by the stockholders of MasterCard Incorporated of (a) any consolidation or merger involving MasterCard Incorporated in which MasterCard Incorporated is not the continuing or surviving corporation or pursuant to which shares of stock of MasterCard Incorporated would be converted into cash, securities or other property, other than a merger in which the holders of the stock immediately prior to the merger will have the same proportionate ownership interest (i.e., still own 100% of total) of common stock of the surviving corporation immediately after the merger;

(iii) any “person” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than MasterCard Incorporated or a subsidiary or employee benefit plan or trust maintained by MasterCard Incorporated any of its subsidiaries, becoming (together with its “affiliates” and “associates”, as defined in Rule 12b-2 under the Exchange Act) the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than twenty-five percent (25%) of the stock of MasterCard Incorporated outstanding at the time, without the prior approval of the Board; or

(iv) a majority of the voting directors of MasterCard Incorporated proposed on a slate for election by stockholders of MasterCard Incorporated are rejected by a vote of such stockholders.

      “Code” shall mean the Internal Revenue Code of 1986, as amended.
      “Committee” shall mean the Compensation Committee of the Global Board of Directors of the Company, or such other committee, or subcommittee of the Compensation Committee, as further described in Section 9(a), designated by the Board to administer the Plan.
      “Determination Date” shall have the meaning set forth in Section 5(b).
      “Disability” shall mean total and permanent disability in accordance with the Company’s or an Affiliated Employer’s long-term disability plan, as determined by the Committee.
      “Employer” shall mean the Company or an Affiliated Employer that adopts the Plan with the approval of the Board. Appendix A contains a list of each Employer.
      “Participant” shall mean an eligible employee to whom a Performance Unit award has been granted.
      “Performance Levels” shall mean, with respect to the Performance Measures (on an aggregate basis), the following degrees of achievement: Below Threshold, Threshold, Target, and Superior.
      “Performance Measures” shall mean one or more objective performance goals established by the Committee with respect to each award of Performance Units, based upon one or more of the following objective business criteria: (i) revenue; (ii) earnings (including earnings before interest, taxes, depreciation, and amortization, earnings before interest and taxes, and earnings before or after taxes); (iii) operating income; (iv) net income; (v) profit margins; (vi) earnings per share; (vii) return on assets; (viii) return on equity; (ix) return on invested capital; (x) economic value-added; (xi) stock price; (xii) gross dollar volume; (xiii) total shareholder return; (xiv) market share; (xv) book value; (xvi) expense management; and (xvii) cash flow. The foregoing criteria may relate to the Company, one or more of its Affiliated Employers or subsidiaries or one or more of its divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, the Performance Measures shall be calculated without regard to extraordinary, unusual and/or non-recurring items that decrease earnings or other Performance Measures, and with regard to such extraordinary, unusual, and/or non-recurring items that increase earnings or other Performance measures.
      “Performance Period” shall mean, with respect to each award of Performance Units, the three-year period beginning on the date such award is granted, or such other period of no less than 90 days, as may be established by the Committee at the time of grant.
      “Performance Unit” shall mean a performance unit award granted under the Plan.
      “Post-Performance Period” shall have the meaning set forth in Section 7(b).
      “Retirement” shall mean termination from service by a Participant occurring on or after the earliest of: (i) attaining age 65 while in service, (ii) attaining age 60 while in service and completing five years of service, and (iii) attaining age 55 while in service and completing ten years of service.

      “Twelve-Month Cycle” shall mean any twelve-month period ending with an anniversary date of the date of a grant of a Performance Unit award that occurs on or before the end of the Vesting Period with respect to that award.
      “Unit Value” shall be the value of a Performance Unit as determined in accordance with Section 5.
      “Vesting Period” shall mean, with respect to each grant of Performance Units, the period during which such Performance Units may become vested, as set forth in the certificate or written agreement provided to the Participant with respect to the grant, beginning on the date of grant.

3.	ELIGIBILITY
      Employees who are designated as members of the Company’s Policy Committee, or its equivalent, are eligible for participation in any Performance Period provided they have achieved the minimum performance evaluation rating required for participation as determined by the Committee and have been designated to the appropriate level by March 31 of the first calendar year of the Performance Period. In addition, the Committee and/or the Chief Executive Officer may designate any other employee as eligible to participate in the Plan.

4.	PERFORMANCE UNIT AWARDS
      (a) Subject to the provisions of this Plan, the eligible employees to whom a grant of one or more Performance Units is awarded shall be determined by the CEO of the Company with approval by the Committee and evidenced by a certificate or written agreement provided to each such Participant. Subject to Sections 6 and 7 of the Plan, each Performance Unit grant shall entitle a Participant to receive a cash payment equal to the Unit Value, as adjusted under Section 5(a) below, of such Performance Unit. Unit Value shall be determined in accordance with Section 5.
      (b) The Committee shall specify the terms and conditions of each award of Performance Units, including the applicable vesting schedule, Performance Period, Performance Measures, Performance Levels, and resulting Unit Value as a consequence of the specified Performance Levels. The Performance Measures shall be established by the Committee for a Performance Period (i) while the outcome for that Performance Period is substantially uncertain and (ii) no more than 90 days or, if less, the number of days which is equal to 25 percent of the relevant Performance Period, after the commencement of the Performance Period to which the Performance Measure relates, or as otherwise permitted pursuant to Section 162(m) of the Code (or any successor section thereto). The Committee may condition the grant of a new award on the surrender of an outstanding award. Any such new award shall be subject to the terms and conditions specified by the Committee at the time the new award is granted, in accordance with the provisions of the Plan and without regard to the terms of the surrendered award.

5.	UNIT VALUE
      (a) Subject to the negative adjustments described in this Section 5(a), the Unit Value of a Performance Unit shall be determined based upon the achievement of Performance Levels as of the Determination Date as follows.

Performance Level	Unit Value

Below Threshold	$0
Threshold	$50
Target	$100
Superior	$200
      Determinations as to the achievement of Performance Levels shall be made by the Committee in its sole discretion, and the Committee shall so certify. Where the Committee specifies in the grant, the Committee will determine the Unit Value based on interpolation in the event that performance between Performance Levels is achieved (i.e., between Threshold and Target or Target and Superior), and where the Committee does not so specify, the Unit Value will be based on the highest Performance Level achieved. The grant may provide for interpolation as to certain Performance Measures, but not as to others. The Unit Value of all or any subset of the Performance Units awarded actually paid to a given Participant may be less than the Unit Value determined by the applicable Performance Measure formula, at the discretion of the Committee.
      (b) The Committee shall certify that it has determined the Performance Level achieved for a Performance Period and has determined Unit Value, including any adjustments under Section 5(a) above, during the 60-day period following the Determination Date. Except as otherwise provided by the Committee, the Determination Date shall be the last day of the Performance Period to which a Performance Unit relates; provided that, if a Participant terminates employment prior to the end of the Performance Period due to death or Disability, termination by the Company without Cause, or termination by the participant with good reason, the Determination Date with respect to any Performance Units relating to such Performance Period shall be deemed to be the last day of employment and the Performance Level achieved with respect to any such Performance Units shall be deemed to be Target. Provided, further, that, in the event of a Change in Control during a Performance Period, the Determination Date with respect to Performance Units relating to such Performance Period for key executives as defined in the MasterCard Change of Control policy or who are parties to a “Change-in-Control” agreement with the Company or an Affiliated Employer shall be deemed to be the date of the Change in Control, and the Performance Level achieved shall be deemed to be target or as otherwise provided in the Change-in-Control agreement. In the event the Company receives approval from the Internal Revenue Service that such a provision will not adversely affect the qualification as performance-based compensation under Section 162(m) of the Code of grants under the Plan to Participants who do not terminate during a Performance Period due to Retirement, if a Participant terminates employment prior to the end of the Performance Period due to Retirement after performance of six months of services in the Performance Period, the Determination Date with respect to any Performance Units relating to such Performance Period shall be deemed to be the last day of employment and the Performance Level achieved with respect to any such Performance Units shall be deemed to be Target.

6.	VESTING
      (a) Each Performance Unit shall vest subject to such terms and conditions as the Committee may, in its sole discretion, determine; provided that, unless otherwise provided by the Committee at the time of award, Performance Units which relate to a three-year Performance Period shall vest in annual increments according to the following schedule, but only to the extent that the Participant completes 1,000 hours of service in each Twelve-Month Cycle and is employed on the last day of the respective Twelve-Month Cycle:

% of Performance
Twelve-Month Cycle Ending on the Following Anniversary of the Date of Grant	Units Vested

1st Anniversary	26 2/3%
2nd Anniversary	26 2/3%
3rd Anniversary	26 2/3%
4th Anniversary	0%
5th Anniversary	20%
      (b) Except as otherwise determined by the Committee or as provided in Section 6(c), upon termination of a Participant’s employment for any reason, all then unvested Performance Units (including those relating to the Twelve-Month Cycle in which a Participant terminates employment, and subsequent Twelve-Month Cycles during the Vesting Period for the award) shall be forfeited; provided, however, that (i) upon a Participant’s termination of employment due to death or Disability, or due to Retirement after performance of at least six months of services in the Performance Period, all of the Participant’s Performance Units shall immediately vest and none shall be forfeited, and (ii) in the event of a Change in Control, key executives as defined in the MasterCard Change of Control policy or who are parties to a “Change-in-Control” agreement with the Company or an Affiliated Employer shall be eligible for immediate vesting in all unvested awards.
      (c) Notwithstanding the foregoing, if a Participant ceases to be employed during a Twelve-Month Cycle within a Vesting Period, but is rehired either during the same Twelve-Month Cycle or during a subsequent

Twelve-Month Cycle in the same Vesting Period, the Participant shall be eligible to vest in the previously forfeited Performance Units under that award that relate to the Twelve-Month Cycle of rehiring and subsequent Twelve-Month Cycles if the Participant otherwise meets the terms and conditions specified in the award and completes 1,000 hours of service in and is employed on the last day of the Twelve-Month Cycle; provided, however, that, in order to vest in the Performance Units relating to the final Twelve-Month Cycle in the Vesting Period, the Participant must also have been employed on the first day of that final Twelve-Month Cycle.
      (d) Notwithstanding the foregoing Section 6(a), (i) upon a Participant’s termination of employment for Cause or (ii) upon a Participant’s violation of the noncompetition provisions set forth in Section 7(c) below, all vested but unpaid Performance Units held by the Participant shall be forfeited in full, without any right to payment from the Company. The Committee in its sole discretion shall determine whether a termination was for Cause.

7.	PAYMENT
      (a) Except as otherwise determined by the Committee at the time of grant of a Performance Unit, or as otherwise elected by the Participant pursuant to Section 7(d) below, within 60 days after the Committee’s certification of the Unit Value in accordance with Section 5, Participant shall receive a cash payment in respect of each vested Performance Unit equal to such Unit Value for the completed Performance Period.
      (b) Except as otherwise determined by the Committee at the time of grant of a Performance Unit, or as otherwise elected by the Participant pursuant to Section 7(d) below, (i) if Participant remains employed such that he or she vests in Performance Units for a Twelve-Month Cycle in the portion of the Vesting Period that extends beyond the Performance Period (the “Post-Performance Period”) the Participant shall receive, within 60 days after the end of the Vesting Period, an additional cash payment in respect of each Performance Unit which has not yet been paid pursuant to paragraph (a) above equal to the Unit Value. If a Participant terminates employment due to death or Disability, termination by the Company without Cause, termination by the Participant for good reason, or Retirement during the Post-Performance Period, subject to Section 7(c) below, the Participant shall receive, within 60 days of the termination, or if longer, within 60 days of the Committee’s certification of Performance Level and determination of Unit Value under Section 5(b), an additional cash payment in respect of each Performance Unit which has not yet been paid pursuant to paragraph (a) above equal to the Unit Value. In the event of a Change-in-Control during the Post-Performance Period, the Participant shall receive, within 60 days of the Change in Control, or, if longer, within 60 days of the Committee’s certification of Performance Level and determination of Unit Value under Section 5(b), an additional cash payment in respect of each Performance Unit which has not yet been paid pursuant to paragraph (a) above equal to the Unit Value.
      (c) In the event a Participant voluntarily terminates employment other than by reason of Disability, no payment otherwise due under Section 7(a) or (b) above shall be made before 120 days after such voluntary termination. In the event that, during the 120 days following such voluntary termination, the Participant directly or indirectly engages or invests in any business or activity that is directly or indirectly in competition with any business or activity engaged in by the Company or an Affiliated Employer, including, but not limited to, any credit, charge, chip, or debit card business or processor, the Participant’s Performance Units shall not be paid and, pursuant to Section 6(d)(ii) above, shall be forfeited in full. For purposes of the preceding sentence, the Participant shall be deemed to be engaged in any business in which any person for whom he shall perform services is engaged. Notwithstanding the foregoing, nothing herein shall prohibit the Participant from having a beneficial ownership interest of less than 3% of the outstanding amount of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on a national securities exchange or quoted on an inter-dealer quotation system. The Participant shall not be treated as engaged or invested in any business in competition with that of the Company or an Affiliated Employer if the Participant performs services or engages in business or activities for a MasterCard member, provided that the MasterCard member is not a party to a brand dedication agreement with VISA USA, VISA International, American Express, JCB, Discover, Diners Club, Carte Blanche or any other competitor of the Company or an Affiliated Employer, the term of which is two years or more. In the event that, during the

120 days following such voluntary termination, the Participant does not engage in or invest in any such competitive business or activity, and certifies to that effect on forms provided by the Company, the Participant’s otherwise vested Performance Units shall be paid.
      (d) Payments of Performance Units under Sections 7(a) and 7(b) above are eligible for deferral under the terms and conditions of the MasterCard International Incorporated Deferral Plan, as amended from time to time. In the event a Participant who has made a Deferred Performance Units Election under the MasterCard International Incorporated Deferral Plan voluntarily terminates employment, Sections 6(d)(ii) and 7(c) will apply to those payments that, in the absence of the Deferred Performance Units Election, would have been paid in the 120 days following termination.
      (e) The maximum cash payment for all awards payable for any three-year performance period, at a Target Performance Level under section 5 above, shall be $8,000,000. In the case of Superior Performance Level, the maximum cash payment for all awards for a three-year Performance Period shall be twice that amount. In the case of a longer or shorter Performance Period, correlative adjustments shall be made to the maximum cash payment.

8.	TERM
      The Plan was adopted effective January 1, 2005, so as to allow the Company to provide members of the Company’s Policy Committee with performance-based compensation that complies with section 162(m) of the Code. The terms provided herein shall apply to Performance Units awarded under the Plan on and after January 1, 2005. Amendments to the Plan generally shall be effective on their adoption, subject to shareholder approval required by Section 11.

9.	ADMINISTRATION
      (a) The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof; it is expected that the Committee, or if not the Committee, then the subcommittee, shall consist solely of at least two individuals who are intended to qualify as “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto); provided, however, that the failure of the subcommittee to be so constituted shall not impair the validity of any grant made by such subcommittee. The Committee shall determine, in its sole discretion, any question arising in connection with the interpretation or application of the provisions of the Plan and its decisions or actions in respect thereof shall be conclusive and binding upon any and all Participants and their beneficiaries, successors and assigns, and all other persons. All resolutions or actions taken by the Committee shall be by affirmative vote or action of a majority of the members of the Committee.
      (b) Members of the Committee or its delegates shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability with respect to the Plan except for their own gross negligence or willful misconduct in the performance of their duties. The Company shall defend, indemnify and hold harmless each member of the Committee or its delegates against any and all claims, liabilities and costs (including attorney fees) arising in connection with their administration of the Plan except for such member’s own gross negligence or willful misconduct.

10.	GENERAL PROVISIONS
      (a) Nothing in this Plan or in any instrument executed pursuant hereto shall confer upon any person any right to continue in the employment or other service of the Company or an Affiliated Employer, or shall affect the right of the Company or an Affiliated Employer to terminate the employment or other service of any person at any time with or without cause.
      (b) The grant of Performance Units shall not confer upon a Participant any of the rights of a stockholder of the Company or an Affiliated Employer, and no shares of stock shall be issued pursuant to Performance Units. The rights of a Participant under the Plan shall be no greater than the rights of a general unsecured creditor of the Company or Affiliated Employer.

      (c) In the event a Participant is employed or resides in a country with laws that prescribe certain requirements for long-term incentives to qualify for advantageous tax treatment, the Committee may at its discretion modify the terms of an award to be made under the Plan and procure assumption of any of the Company’s obligations hereunder by an affiliate company, in a manner consistent or inconsistent with the terms of the Plan, for the purpose of qualifying the award under such laws of such country; provided, however, that to the extent possible, the overall terms and conditions of such an award should not be made more favorable to the recipient than would be permitted if the award had been granted under this Plan as herein set forth.
      (d) Participants shall be solely responsible for the payment of any taxes due in connection with the Plan; provided, however, that the Company shall make such provisions as it may deem appropriate for the withholding of any taxes which the Company determines it or an Affiliated Employer is required to withhold in connection with any award under the Plan.
      (e) By accepting any benefits under the Plan, each Participant, and each person claiming under or through him, shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, all provisions of the Plan and any action or decision under the Plan by the Company, an Affiliated Employer, their agents and employees, and the Committee.
      (f) The validity, construction, interpretation and administration of the Plan and any awards under the Plan and of any determinations or decisions made thereunder, and the rights of all persons having or claiming to have any interest herein or thereunder, shall be governed by, and determined exclusively in accordance with, the laws of New York (determined without regard to its conflict of laws provisions).
      (g) This Plan shall be binding upon and inure to the benefit of the Company, its affiliated companies and their successors or assigns, and all Participants and their beneficiaries, successors, and assigns and all other persons claiming under or through any of them.
      (h) The value of Performance Unit awards shall not be treated as compensation and/or salary for purposes of calculating a Participant’s benefits under any of the Company’s or an Affiliated Employer’s other benefit plans, policies or programs.
      (i) The use of the masculine gender shall also include within its meaning the feminine. The use of the singular shall include within its meaning the plural and vice versa.

11.	APPROVAL OF PLAN BY STOCKHOLDERS
      This Plan shall be submitted for the approval of the Company’s stockholders at the annual meeting of stockholders to be held in May 2005. In the event that the Plan is not so approved, no awards of Performance Unit shall be payable under the Plan, and the Plan shall terminate and shall be null and void in its entirety.

12.	AMENDMENT AND TERMINATION
      This Plan may be amended or terminated by the Board or the Committee at any time, for any reason and in any respect; provided, however, that no such amendment or termination of this Plan shall affect adversely any award of Performance Units theretofore granted without the written consent of the holder thereof. Notwithstanding the foregoing:

(a) The methodology for determining Performance Units and Unit Value may be changed, on a prospective basis, at any time.

(b) Upon termination of the Plan, the Board or the Committee may provide for the immediate termination of all outstanding Performance Units in exchange for a cash payment equal to the then value of the Performance Units that are outstanding, vested (pursuant to Section 6), and as to which the Committee has certified the Performance Level in accordance with section 5(b). Except in the case of a termination of the Plan as a consequence of a Change of Control, payments for vested awards on termination of the Plan shall not be made before the Committee has certified the Performance Level in accordance with section 5(b). The Board or the Committee also may terminate the Plan and adopt a successor plan or may amend the Plan, and give participants equivalent value in the successor plan or the amended plan for their vested Performance Units in the Plan and equivalent credit in the successor plan or the amended plan for unvested outstanding Performance Units in the Plan.

Appendix A
Employers
MasterCard International Incorporated
MasterCard International, LLC

APPENDIX C
MasterCard Incorporated
Audit Committee of the Board of Directors
Charter

I.	PURPOSE
      The Audit Committee (the “Committee”) shall:

A. Provide assistance to the Board of Directors in fulfilling its responsibility to the shareholders and potential shareholders of MasterCard Incorporated (the “Corporation”) with respect to its oversight of:

(i) The quality and integrity of the Corporation’s financial statements;

(ii) The Corporation’s compliance with legal and regulatory requirements;

(iii) The independent auditor’s qualifications and independence; and

(iv) The performance of the Corporation’s internal audit function and independent auditors.

B. Following the Corporation’s registration under the Securities Exchange Act of 1934, as amended, submit the report that SEC rules require be included in the Corporation’s annual proxy statement.

II.	STRUCTURE AND OPERATIONS
Composition and Qualifications
      The Committee shall be comprised of three or more members of the Board of Directors. No member of the Committee may serve on the audit committee of more than three companies that file periodic reports under the Securities Exchange Act of 1934, as amended, including the Corporation, unless the Board of Directors (i) determines that such simultaneous service would not impair the ability of such member to effectively serve on the Committee and (ii) discloses such determination in the annual proxy statement. Members of management of the Corporation and its subsidiaries are excluded from Committee membership.
      All members of the Committee shall have a working familiarity with basic finance and accounting practices (or acquire such familiarity within a reasonable period after his or her appointment). Additionally, at least one member should, if practical, be an “audit committee financial expert” under the requirements of the Sarbanes-Oxley Act and related SEC rules. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or by an outside consultant.
      No member of the Committee shall receive any direct or indirect compensation from the Corporation other than ordinary fees for service as a director of the Corporation, including reasonable compensation for serving on the Committee. In addition, no member of the Committee shall be an “affiliated person” of the Corporation as defined in any SEC rules under Section 301 of the Sarbanes-Oxley Act.
Appointment and Removal
      The members of the Committee shall be appointed by the Board of Directors and shall serve until each such member’s successor is duly elected and qualified or until each such member’s earlier resignation or removal. The members of the Committee may be removed, with or without cause, by a majority vote of the Board of Directors. The Chairman of the Board of Directors shall be a member of the Committee.
Chairman
      Unless a Chairman is elected by the full Board of Directors, the members of the Committee shall designate a Chairman by the majority vote of the full Committee membership. The Chairman shall be entitled to cast a vote to resolve any ties. The Chairman will chair all regular sessions of the Committee and set the agendas for Committee meetings in consultation with the chief internal audit executive of the Corporation.

III.	MEETINGS
      The Committee shall meet at least four times per year, or more frequently as circumstances dictate, to review the Corporation’s financial statements in a manner consistent with that outlined in Section IV of this Charter and to conduct such other business as may come before the Committee. As part of its goal to foster open communication, the Committee shall periodically incorporate into its meetings separate sessions with each of management, the chief internal audit executive and the independent auditors to discuss any matters that the Committee or each of these groups believe would be appropriate to discuss privately. The Chairman of the Board or any member of the Committee may call meetings of the Committee. All meetings of the Committee may be held telephonically. Committee meetings shall be held upon such notice as may be set forth in the bylaws of the Corporation from time to time applicable to meetings of the Board of Directors.
      All non-management directors that are not members of the Committee may attend meetings of the Committee but may not vote. Additionally, the Committee may invite to its meetings any director, management of the Corporation or its subsidiaries and such other persons as it deems appropriate in order to carry out its responsibilities. The Committee may also exclude from its meetings any persons it deems appropriate in order to carry out its responsibilities.
      A quorum is established so that a meeting can convene once two or more Committee members are present at the beginning of the meeting.

IV.	RESPONSIBILITIES AND DUTIES
      The following functions shall be the common recurring activities of the Committee in carrying out its responsibilities outlined in Section I of this Charter. These functions should serve as a guide with the understanding that the Committee may carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal or other conditions. The Committee shall also carry out any other responsibilities and duties delegated to it by the Board of Directors from time to time related to the purposes of the Committee outlined in Section I of this Charter.
      The Committee, in discharging its oversight role, is empowered to study or investigate any matter of interest or concern that the Committee deems appropriate. The Committee shall have the authority to retain outside legal, accounting or other advisors for this purpose, including the authority to approve the fees payable to such advisors and any other terms of retention. The Committee shall also have the authority to set and approve the fees payable to the independent auditor.
      The Committee shall be given full access to the Corporation’s internal audit group, Board of Directors, corporate executives and independent auditors as necessary to carry out these responsibilities. While acting within the scope of its stated purpose, the Committee shall have all the authority of the Board of Directors.
      Notwithstanding the foregoing, the Committee is not responsible for certifying the Corporation’s financial statements or guaranteeing the auditor’s report. The fundamental responsibility for the Corporation’s financial statements and disclosures rests with management and the independent auditors.
Documents/ Reports Review
      1. Review with management and the independent auditors prior to public dissemination the Corporation’s annual audited financial statements and quarterly financial statements, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and a discussion with the independent auditors of the matters required to be discussed by Statement of Auditing Standards No 61.

      2. Review and discuss with management and the independent auditors the Corporation’s earnings press releases, if any (paying particular attention to the use of any “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies, if any. The Committee’s discussion in this regard may be general in nature (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not take place in advance of each earnings release or each instance in which the Corporation may provide earnings guidance.
      3. Perform any functions required to be performed by it or otherwise appropriate under applicable law, rules or regulations, the Corporation’s by-laws and the resolutions or other directives of the Board.
      4. Review regulatory authorities’ significant examination reports. Discuss with management and the independent auditors any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.
Independent Auditors
      5. Sole authority to appoint and terminate the independent auditors and approve all audit and non-audit engagement fees and terms.
      6. Inform each registered public accounting firm performing work for the Corporation that such firm shall report directly to the Committee.
      7. Oversee the work of any registered public accounting firm employed by the Corporation, including the resolution of any disagreement between management and the auditor regarding financial reporting, for the purpose of preparing or issuing an audit report or related work.
      8. Approve in advance any audit or non-audit engagement or relationship between the Corporation and the independent auditors (including fees), other than non-audit services which the Corporation is prohibited from obtaining from the independent auditors under the requirements of Section 201 of the Sarbanes-Oxley Act and related SEC rules. Other than any engagement approved as part of the annual work plan for the independent auditors, the pre-approval of any engagement shall automatically lapse six months following the date of such pre-approval.
      The Committee may delegate to one or more of its members the authority to approve in advance all audit or non-audit engagements to be provided by the independent auditors, so long as each such engagement is presented to the full Committee at its next meeting. Unless superseded by the Committee, this duty is hereby delegated to the Chairman of the Committee. The Audit Committee may not delegate to management the Audit Committee’s responsibilities to pre-approve services performed by the independent auditors.
      9. Meet with the independent auditors prior to the audit to discuss the planning and staffing of the audit.
      10. Obtain from the independent auditors assurance that Section 10A(b) of the Securities Exchange Act of 1934 has not been implicated. This section requires the independent auditors, if they detect or become aware of any illegal act, to assure that the Audit Committee is adequately informed and to provide a report if the independent auditors have reached specific conclusions with respect to such illegal act.
      11. Review, at least annually, the qualifications, performance and independence of the independent auditors. In conducting its review and evaluation, the Committee should:

(a) Obtain and review a report by the Corporation’s independent auditors describing: (i) the auditing firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues; and (iii) to assess the auditor’s independence, all relationships between the independent auditors and the Corporation;

(b) Ensure the rotation of the lead audit partner in accordance with the requirements of the Sarbanes-Oxley Act and related SEC rules, and consider whether there should be regular rotation of the audit firm itself.

(c) Confirm with any independent auditors retained to provide audit services for any fiscal year that the lead (or coordinating) audit partner (having primary responsibility for the audit), the audit partner responsible for reviewing the audit and any other audit personnel, as applicable, have not performed audit services for the Corporation for any period that is prohibited under the Sarbanes-Oxley Act and related SEC rules.

(d) Take into account the opinions of management and the Corporation’s internal auditors.
Internal Auditors
      12. Ensure that the chief internal audit executive has direct access to the Audit Committee and is accountable to the Committee.
      13. Review the activities, scope, and effectiveness of the internal audit function.
      14. Review the qualifications, organization structure and budget of the internal audit function.
      15. Concur in the appointment, replacement, reassignment, or dismissal of the chief internal audit executive as well as his or her compensation.
      16. Review any significant reports to management prepared by the internal audit department.
Financial Reporting Process
      17. In consultation with the independent auditors, management and the internal auditors, review the integrity of the Corporation’s financial reporting process, both internal and external. In that connection, the Committee should obtain and discuss with management and the independent auditors reports from management and the independent auditors regarding: (i) all critical accounting policies and practices to be used by the Corporation; (ii) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including all alternative treatments of financial information within generally accepted accounting principles that have been discussed with the Corporation’s management, the ramifications of the use of the alternative disclosures and treatments, and the treatment preferred by the independent auditors; (iii) major issues regarding accounting principles and financial statement presentation, including any significant changes in the Corporation’s selection or application of accounting principles; (iv) major issues as to the adequacy of the Corporation’s internal controls, any specific audit steps adopted in light of material control deficiencies, and the adequacy of disclosures about changes in internal control over financial reporting; and (v) any other material written communications between the independent auditors and the Corporation’s management.
      18. Following the date that the Corporation commences compliance with Section 404 of the Sarbanes — Oxley Act and related SEC rules, review and discuss with management (including the chief internal audit executive) and the independent auditors the Company’s internal controls report and the independent auditors’ attestation of the report prior to the filing of the Corporation’s Form 10-K.
      19. Review periodically the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation.
      20. Review with the independent auditors (i) any audit problems or other difficulties encountered by the auditors in the course of the audit process, including any restrictions on the scope of the independent auditors’ activities or on access to requested information, and any significant disagreements with management and (ii) management’s responses to such matters. Without excluding other possibilities, the Committee may wish to review with the independent auditors (i) any accounting adjustments that were noted or proposed by the auditors but were “passed” (as immaterial or otherwise), (ii) any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement and

(iii) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditors to the Corporation.
      21. Review and discuss with the independent auditors the responsibilities, budget and staffing of the Corporation’s internal audit function.
Internal Control
      22. Evaluate whether executive management is setting the appropriate tone regarding the importance of internal control.
      23. Receive reports about deficiencies in internal controls, including financial controls, computerized information system controls and security. In addition, receive reports about significant fraud and illegal acts, if any.
      24. Assess whether management has implemented internal control recommendations made by internal and external auditors.
      25. Review disclosures made to the Committee by the Corporation’s CEO and CFO during their certification process for the Corporation’s Form 10-Ks and Form 10-Qs about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Corporation’s internal controls.
Legal Compliance/ General
      26. Review periodically, with the Corporation’s counsel, any legal matter that could have a significant impact on the Corporation’s financial statements.
      27. Obtain reports that the Corporation and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Corporation’s Code of Conduct. Review reports and disclosures of insider and affiliated party transactions.
      28. Discuss with management and the independent auditors the Corporation’s guidelines and policies with respect to risk assessment and risk management. The Committee should discuss the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures.
      29. Set clear hiring policies for employees or former employees of the independent auditors to help ensure the Corporation’s compliance with the relevant “cooling off” periods set forth in Section 206 of the Sarbanes-Oxley Act and related SEC rules.
      30. Establish procedures for: (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.
Reports
      31. Submit all reports required to be included in the Corporation’s proxy statement, pursuant to and in accordance with applicable SEC rules.
      32. Report regularly to the full Board of Directors including:

(i) with respect to any issues that arise with respect to the quality or integrity of the Corporation’s financial statements, the Corporation’s compliance with legal or regulatory requirements, the performance, and independence of the Corporation’s independent auditors or the performance of the internal audit function;

(ii) following meetings of the Committee at such intervals as the Committee may determine; and

(iii) with respect to such other matters as are relevant to the Committee’s discharge of its responsibilities.

The Committee shall provide such recommendations as the Committee may deem appropriate. The report to the Board of Directors may take the form of an oral report by the Chairman or any other member of the Committee designated by the Committee to make such report.
      33. Maintain minutes or other records of meetings and activities of the Committee.

V.	ANNUAL PERFORMANCE EVALUATION
      The Committee shall perform a review and evaluation, at least annually, of the performance of the Committee and its members, including by reviewing the compliance of the Committee with this Charter. In addition, the Committee shall review and reassess, at least annually, the adequacy of this Charter and recommend to the Board of Directors any improvements to this Charter that the Committee considers necessary or valuable. The Committee shall conduct such evaluations and reviews in such manner as it deems appropriate.

MASTERCARD INCORPORATED
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
for the Annual Meeting of Stockholders
on May 9, 2005

P
R O
X
Y

The undersigned hereby constitute(s) and appoint(s) Baldomero Falcones Jaquotot, Robert W. Selander and Noah J. Hanft, and each or any of them, attorneys and proxies of the undersigned, with full power of substitution of each, and with all the powers the undersigned would possess if personally present, to appear and vote all shares of common stock of MasterCard Incorporated the undersigned is entitled to vote at the Annual Meeting of Stockholders of MasterCard Incorporated to be held on May 9, 2005, and at any adjournment thereof, upon the matters referred to in the Notice of Annual Meeting and Proxy Statement for said meeting and in their discretion upon such other business as may properly come before the meeting or any adjournment. The undersigned hereby revokes any proxies heretofore given and ratifies and confirms all that each of said attorneys and proxies, or any substitute or substitutes, shall lawfully do or cause to be done by reason thereof, upon the matters referred to in the Notice of Annual Meeting and Proxy Statement for said meeting.

This proxy when properly executed will be voted in the manner directed, or if no choice is specified, “FOR” each of the proposals listed on the reverse side. Discretionary authority is hereby conferred as to all other matters that may come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS.

SEE REVERSE
SIDE

ANNUAL MEETING OF STOCKHOLDERS
OF MASTERCARD INCORPORATED
May 9, 2005 at 11:00 a.m.
At Our Offices
2000 Purchase Street
Purchase, New York 10577

INSTRUCTIONS FOR VOTING YOUR PROXY

THERE ARE THREE WAYS TO VOTE YOUR PROXY

TELEPHONE VOTING

This method of voting is available for stockholders located in the U.S. and Canada.

Your telephone vote authorizes the named proxies on the proxy card to vote in the same manner as if you had returned your proxy card. On a touch tone telephone, call TOLL FREE 1-800-849-5629. You will be asked to enter ONLY the CONTROL NUMBER shown below. Have your proxy card ready, then follow the prerecorded instructions. Available 24 hours a day, 7 days a week until 5:00 p.m. Eastern time on May 6, 2005.

INTERNET VOTING

Pursuant to Section 212(c) of the Delaware General Corporation Law, stockholders may validly grant proxies over the Internet. Your Internet vote authorizes the named proxies on the proxy card to vote your shares in the same manner as if you had returned your proxy card.

Visit the Internet voting website at http://proxy.georgeson.com. Enter the COMPANY NUMBER and CONTROL NUMBER shown below and follow the instructions on your screen. Available 24 hours a day, 7 days a week until 5:00 p.m. Eastern time on May 6, 2005.

VOTING BY MAIL

Simply mark, sign and date your proxy card and return it in the reply envelope enclosed.

COMPANY NUMBER

CONTROL NUMBER

If you are voting by telephone or the Internet, please do not mail your proxy card
TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

Please mark
vote as in
this example.

This proxy, when properly executed, will be voted in the manner directed below. If no direction is made, this proxy will be voted “FOR” the Proposal.

MasterCard Incorporated’s Board of Directors recommends a vote “FOR” each of the proposals listed below.

	FOR	WITHHOLD
	ALL	FROM ALL
	NOMINEES	NOMINEES
1.	Election of Directors:
Nominees: (01) William F. Aldinger, (02) Silvio Barzi,
(03) Donald L. Boudreau, (04)Augusto M. Escalante,
(05) Richard D. Fairbank, (06) Baldomero Falcones
Jaquotot, (07) Bernd M. Fieseler,
(08) Iwao Iijima, (09) Michel Lucas,
(10) Norman C. McLuskie, (11) Siddharth N. Mehta,
(12) Robert W. Pearce, (13) Michael T. Pratt,
(14) Robert W. Selander, (15) Dato’ Tan Teong Hean,
(16) Jac Verhaegen, (17) Lance L. Weaver and
(18) Robert B. Willumstad	☐ ☐	☐ FOR ALL NOMINEES EXCEPT AS NOTED

Set forth below is the aggregate number of shares of class A redeemable and class B convertible common stock of MasterCard Incorporated owned by the stockholder named herein on March 18, 2005, the record date for determining stockholders eligible to vote at the annual meeting.

		FOR	AGAINST	ABSTAIN
2.	Approval of the MasterCard International Incorporated Senior Executive Annual Incentive Compensation Plan; and	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	Approval of the MasterCard International Incorporated Senior Executive Incentive Plan.	☐	☐	☐

Shares of class A redeemable common stock held	Shares of class B convertible common stock held

Stockholder Name

Principal ICA Number(s)

Authorized Signature

Date

Type or Print Name of Person Signing

Type or Print Title of Person Signing